INITIAL SUMMARY PROSPECTUS FOR NEW INVESTORS

[Date, 2026]

PACIFIC PROTECTIVE GROWTH 2

Issued by Pacific Life Insurance Company

This summary prospectus summarizes key features of Pacific Protective Growth 2, a limited premium registered index-linked deferred annuity contract. Before you invest, you should also review the statutory prospectus for this Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at PacificLife.com/Prospectuses. You can also obtain this information at no cost by calling (833) 455-0901or by sending an email request to Prospectuses@PacificLife.com.

If you are a new investor in the Contract, you may cancel your Contract within 10 days (30 calendar days if you are replacing another annuity contract or life insurance policy) of receiving it without paying fees or penalties, although we may apply an Interim Value Calculation to determine the amount you will receive upon cancellation. In some states, this cancellation period may be longer. Upon cancellation, you will generally receive a return of Purchase Payments minus any prior withdrawals, but in some states, you may receive the Interim Value of your Contract, plus any value in the Fixed Account Option. You should review this summary prospectus and consult with your investment professional for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including index-linked annuity contracts, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

To view our latest Privacy Notice, please visit https://paclife.co/privacy-promise or contact (877) 722-7848 for additional information.

SPECIAL TERMS

Some of the terms we’ve used in this Prospectus may be new to you. We have identified these terms and provided explanations of what they mean below. These terms are capitalized throughout the Prospectus except as otherwise noted.

To make this Summary Prospectus easier to read, we sometimes use different terminology and phrases in this Summary Prospectus (and in the Contract) than in supplemental or marketing materials. Any alternate terminology used for specific terms is indicated in the definitions below. Although we may use different words, the descriptions of how the product works in the Summary Prospectus and Statutory Prospectus, Contracts, and supplemental or marketing materials are wholly consistent. Your financial professional can also provide further explanation about this Summary Prospectus, your Contract or supplemental materials.

Adjusted Index Return —The percentage rate at which we credit interest to the Index-Linked Option Value at the end of each Term or to the Annual Period Value at the end of an Annual Period. For Point to Point ILOs, the Adjusted Index Return is determined by comparing the Index Price on the Term Start Date to the Index Price on the Term End Date of a Term. For SecureCap ILOs, the Adjusted Index Return is determined by comparing the Index Price at the start of an Annual Period to the Index Price at the end of an Annual Period, and applying any applicable adjustment for the Crediting Strategy or Protection Level. The Adjusted Index Return can be positive, negative, or equal to zero. The Adjusted Index Return is multiplied by the Investment Base to get the dollar amount of the Index-Linked Option Credit. For SecureCap ILOs, the Adjusted Index Return is multiplied by the current Annual Period Value at the end of each Annual Period to determine the dollar amount of the Annual Period Credit. The application of a negative Adjusted Index Return will result in a reduction of the Investment Base or Annual Period Value by the dollar amount of the Index-Linked Option Credit or Annual Period Credit. The application of a positive Adjusted Index Return will result in an increase to the Investment Base or Annual Period Value by the dollar amount of the Index-Linked Option Credit or Annual Period Credit.

Annual Period Credit – The dollar-value added to or subtracted from the Annual Period Value, as applicable, on the Contract Anniversary at the end of each 1-year Annual Period of a SecureCap ILO. The Annual Period Credit is determined by multiplying the Adjusted Index Return for the Annual Period by the current Annual Period Value. The Annual Period Credit may be positive, negative, or equal to zero. Any gains or losses reflected in your Annual Period Value due to Annual Period Credits are not locked in or credited to your Investment Base until the Term End Date.

Annual Period – A 1-year period from one Contract Anniversary to the next Contract Anniversary during a 6-year SecureCap ILO Term, provided that in the case of a Subsequent Purchase Payment, the first Annual Period will begin on the ILO Term Start Date and end on the next Contract Anniversary. The end of an Annual Period Value will always correspond to a Contract Anniversary. There are 6 Annual Periods during a Term for an ILO that utilizes the SecureCap Crediting Strategy.

Annual Period Value – The value used to determine the ILO Credit at the end of a SecureCap ILO Term. The Annual Period Value at the start of the Term is the Investment Base. On the first Contract Anniversary following the start of the Term, the Annual Period Value is determined by multiplying the Adjusted Index Return for the first Annual Period Value by the current Annual Period Value to determine the Annual Period Credit. This amount is added to, or subtracted from, the Annual Period Value, and this sum is the

Annual Period Value for the next Annual Period. On each subsequent Contract Anniversary during the Term, the Adjusted Index Return for that Annual Period is multiplied by the current Annual Period Value to determine the Annual Period Credit for that Annual Period. The Annual Period Credit is then added to, or subtracted from, the current Annual Period Value to determine the new Annual Period Value for the next Annual Period. The Annual Period Value is reduced proportionally for any withdrawals that occur during the Term. The Annual Period Value is not available to you. Any gains or losses reflected in your Annual Period Value are not locked in or credited to your Investment Base until the Term End Date when the ILO Credit is applied to your Investment Base.

Annuitant — The person on whose life annuity payments may be determined. An Annuitant’s life may also be used to determine death benefits, in the case of a Non- Natural Owner, and to determine the Annuity Date. A Contract may name a single (“sole”) Annuitant or two (“Joint”) Annuitants. You may choose a Contingent Annuitant only if you have a sole Annuitant (you cannot have Joint Annuitants and a Contingent Annuitant at the same time). If you name Joint Annuitants or a Contingent Annuitant, “the Annuitant” means the sole surviving Annuitant, unless otherwise stated.

Annuity Date — The date annuity payments are scheduled to begin if the Annuitant (or Joint Annuitants) is (or are) still living and your Contract is in force. The maximum Annuity Date is the Annuitant’s 110th birthday (youngest Annuitant’s 110th birthday if there are Joint Annuitants) and is the latest date we will begin paying you an annuity income.State variations may apply. See APPENDIX E: STATE VARIATIONS in the Prospectus. You may contact us if you would like to change your Annuity Date.

Annuity Option — Any one of the income options available for a series of payments after the Annuity Date.

AutoLock — An option of Performance Lock that allows you to set specific targets to automatically process Performance Lock to “lock-in” the Interim Value of all or a portion of an ILO Vintage, before the Term End Date. AutoLock is not currently available. AutoLock is expected to become available on or before May 1, 2027 to both existing Contract Owners and new purchasers. Until AutoLock becomes available, Performance Lock may be exercised only through manual instructions. When available, we will provide notice to Contract Owners and update the prospectus as appropriate.

Buffer (Buffer Rate) — A type of Protection Level that provides limited or full protection against negative Index performance. The Buffer Rate protects against negative Index Return up to the stated Buffer percentage. Any negative Index Return in excess of the Buffer Rate will result in a negative Adjusted Index Return at the end of a Term or Annual Lock Period. The Buffer Rates are guaranteed not to change for as long as we continue to offer those Index-Linked Options. The 1-year S&P 500® with Cap and 10% Buffer ILO will always be available under your Contract.

Business Day — Each day the New York Stock Exchange (“NYSE”) is open for regular trading. Each Business Day ends when the NYSE closes each day which is typically 4:00 p.m. Eastern Standard Time. In this Prospectus, references to “day” or “date” means Business Day unless otherwise specified. If any transaction or event called for under a Contract is scheduled to occur on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day unless otherwise specified. If any transaction is requested for a day that does not exist in a given calendar month, it will occur on the last day of such month. Any systematic pre-authorized transaction scheduled to occur on December 30th or December 31st where that day is not a Business Day will be deemed an order for the last Business Day of the calendar year and will be calculated using the applicable values at the close of that Business Day.

Cap Rate with Participation Rate — A type of Crediting Strategy. The Cap Rate is the maximum amount of positive Index Return that can be credited to the Investment Base at the end of a Term. The Participation Rate is the percentage portion of the positive Index Return that will be used to determine the Index-Linked Option Credit. The Cap Rate limits the potential positive Index-Linked Option Credit that may be applied at the end of a Term. In some cases, we may declare a Cap Rate for an ILO as “uncapped” in which case the amount of positive Index Return that can be credited to your ILO Value at the end of a Term is equal to the Index Return, subject to any applicable Participation Rate.

Cap Rate with Dual Direction Buffer (“Dual Direction”) — A type of Crediting Strategy. The Adjusted Index Return will equal any positive Index Return up to the Cap Rate, or the absolute value of any negative Index Return up to the Buffer Rate. The absolute value of a number is simply that number without regard to it being positive or negative. For example, the absolute value of -10 is 10. If the positive Index Return exceeds the Cap Rate, the Adjusted Index Return will equal the Cap Rate. If the negative Index Return exceeds the Buffer Rate, the Adjusted Index Return will equal the negative Index Return in excess of the Buffer Rate. In marketing and supplemental materials, we sometimes may refer to the Cap Rate with Dual Direction Buffer Crediting Strategy as simply the “Dual Direction Crediting Strategy.” In some cases, we may declare a Cap Rate for an ILO as "uncapped" in which case the amount of positive Index Return than can be credited to your ILO Value at the end of a Term is equal to the Index Return.

Cash Surrender Value — The amount available upon full surrender of the Contract. The Cash Surrender Value is the Contract Value (which may be the Interim Value), adjusted for any applicable surrender charges, rider charges, and charges for premium and other taxes.

Code — The Internal Revenue Code of 1986, as amended.

Contingent Annuitant — A person, if named in your Contract, who will become the sole surviving Annuitant if the existing sole Annuitant should die before the Annuity Date.

Contingent Beneficiary — A person, if any, you select to become the Beneficiary if the Beneficiary predeceases the Owner (or Annuitant in the case of a Non-Natural Owner).

Contract Anniversary — The same date, each subsequent year, as your Contract Issue Date.

Contract Issue Date — The date we issue your Contract. The Contract Issue Date will be no later than two Business Days after we receive your initial Purchase Payment and Contract application In Proper Form. Contract Years and Contract Anniversaries are measured from this date.

Contract Owner, Owner, you, or your — Generally, a person who purchases a Contract and makes the investments. A Contract Owner has all rights in the Contract, including the right to make withdrawals, designate and change Beneficiaries, transfer amounts among the Interest Crediting Options, and designate an Annuity Option. If your Contract names Joint Owners, both Joint Owners are Contract Owners and share all such rights. Except in the case of a Non-Natural Owner, the Owner’s life is used to determine death benefits.

Contract Value — The total amount attributable to your Contract. The Contract Value is the sum of the Index-Linked Option Values and the Fixed Account Option Value.

Contract Year — The 12-month period beginning on the Contract Issue Date and on each Contract Anniversary date thereafter.

Crediting Strategy (“strategy”) — The method of determining the amount of positive interest, if any, credited to your Index-Linked Option Value for each Term. The Crediting Strategy rate declared on the Term Start Date is guaranteed for the duration of the Term in which you are invested (including for each Annual Period during a SecureCap Term). The Crediting Strategies offered under the Contract are listed in Appendix A of this Prospectus. Each Index-Linked Option will apply only one type of Crediting Strategy.

Dual Direction Buffer Rate (“Dual Direction Buffer”) —A type of Protection Level. The Dual Direction Buffer is only offered with the Cap Rate with Dual Direction Buffer Crediting Strategy. The Adjusted Index Return will equal the absolute value of any negative Index Return up to the Dual Direction Buffer Rate. The absolute value of a number is simply that number without regard to it being positive or negative. For example, the absolute value of -10 is 10. The positive interest credited by the Dual Direction Buffer may exceed the Cap Rate. If the negative Index Return exceeds the Dual Direction Buffer Rate, the Adjusted Index Return will equal the negative Index Return in excess of the Dual Direction Buffer Rate.

Fixed Account Option Guaranteed Minimum Surrender Value — The minimum value you will receive as the Fixed Account Option Value upon full surrender of the Contract, death, or annuitization. The Fixed Account Option Guaranteed Minimum Surrender Value is equal to all amounts allocated to the Fixed Account Option multiplied by the Guaranteed Minimum Surrender Value Percentage of 87.5% adjusted for any partial withdrawals or transfers from the Fixed Account Option, then accumulated at the non-forfeiture rate, which ranges from 0.15% to 3.00% depending on the applicable state law.

Fixed Account Option (the “Fixed Account”) — An Interest Crediting Option to which Purchase Payments and transfers may be allocated that credits a fixed rate of interest daily at the declared rate, subject to the 0.50% Minimum Guaranteed Rate for the Fixed Account. The Fixed Account Option will always be available under the Contract.

Fixed Account Option Value — The Purchase Payments or value allocated to the Fixed Account Option plus interest credited daily that compounds over one year at the Guaranteed Rate, less transfers and deductions for any withdrawals.

Guaranteed Rate for the Fixed Account Option (Guaranteed Rate) — The annual rate of interest that we declare from time to time for the Fixed Account Option and which accrues daily. The Guaranteed Rate for the Fixed Account will be declared on each Contract Anniversary and will never be less than the Minimum Guaranteed Rate for the Fixed Account of 0.50%.

In Proper Form (In Good Order) — This is the standard we apply when we determine whether an instruction is satisfactory to us. An instruction (in writing or by other means that we accept (e.g. via telephone or electronic submission)) is considered to be In Proper Form if it is received at our Service Center in a manner that is satisfactory to us, such that is sufficiently complete and clear so that we do not have to exercise any discretion to follow the instruction, including any information and supporting legal documentation necessary to effect the transaction. Any forms that we provide will identify any necessary supporting documentation. We may, in our sole discretion, determine whether any particular transaction request is In Proper Form, and we reserve the right to change or waive any In Proper Form requirements at any time.

Index — The market index or exchange-traded fund (“ETF”) used to determine the Index Return and any Adjusted Index Return that is credited to an Index-Linked Option Vintage at the end of a Term or the Annual Period Value at the end of an Annual Period. Each Index is a price return index, not a total return index, and therefore its performance does not reflect any dividends or distributions paid by the Index’s component companies. Pacific Life reserves the right to add, remove, or replace an Index.

Index-Linked Option (“ILO”) — An Interest Crediting Option under the Contract that provides for credited interest based on the performance of a particular Index (or Indexes) and the applicable Crediting Strategy and Protection Level. Each ILO varies by Index, Crediting Strategy, Protection Level, and Term length. Separate ILO Vintages of the same Index-Linked Option may be active with distinct Term Start Dates and Term End Dates. Each ILO Vintage is tracked separately with its own associated Index-Linked Option Value. In marketing and supplemental materials, we sometimes may refer to ILOs as “crediting strategies.”

Index-Linked Option (“ILO”) Credit — The dollar amount of interest added to or subtracted from the Index-Linked Option Investment Base at the end of a Term. For Point-to-Point ILOs, the Index-Linked Option Credit is equal to the Investment Base multiplied by the Adjusted Index Return. For SecureCap ILOs, the Index-Linked Option Credit is equal to the Annual Period Value minus the Investment Base on the Term End Date. The Index-Linked Option Credit may be positive, negative, or zero according to the Adjusted Index Return. The Index-Linked Option Credit is determined and applied separately for each ILO Vintage based on the values attributable to that ILO Vintage.

Index-Linked Option (“ILO”) Value — Refers to both the total amount invested in a single Index-Linked Option Vintage, or the entire amount of your Contract Value invested in multiple Index-Linked Option Vintages. On the Term Start Date, the Index- Linked Option Value is equal to the Investment Base. On all days except for the Term Start Date and the Term End Date, the Index-Linked Option Value is equal to the Interim Value. On the Term End Date, the Index-Linked Option Value is equal to the Investment Base adjusted for the Index-Linked Option Credit(s), which may be positive, negative, or equal to zero. The Index-Linked Option Value is determined separately for each ILO Vintage based on the values attributable to that ILO Vintage.

Index-Linked Option (“ILO”) Vintage — Refers to a segment of an ILO based on its specific Term Start Date and/or Term End Date. A single ILO may have multiple ILO Vintages simultaneously each with a different Term Start Date and/or Term End Date. Each ILO Vintage is tracked separately with its own associated Investment Base, Interim Value and ILO Value. Multiple vintages of the same ILO may be created due to a Subsequent Purchase Payment, Performance Lock of a portion of the Interim Value of an ILO, Pre-Anniversary Transfer, or allocation to an ILO with a multi-year Term on different Contract Anniversaries.

Index Price — The prices for the Indexes that are published by the Index providers as of the close of the New York Stock Exchange (NYSE) each day that the NYSE is open. On any day that the NYSE is not open, the Index Price from the last NYSE close will apply. The change in the Index Price over the course of a Term or Annual Period is used to determine the Index Return.

Index Return — Represents the price performance of the Index. The Index Return is the percentage change in the Index Price Point to Point (or for SecureCap ILOs, from the beginning of an Annual Period to the end of the Annual Period), before any applicable adjustment for the Crediting Strategy or Protection Level. The Index Return can be positive, negative, or equal to zero.

Interest Crediting Option(s) — The Index-Linked Options and the Fixed Account Option offered under this Contract to which Purchase Payments and transfers may be allocated and that provides for credited interest.

Interim Value — The value of an ILO Vintage in which you invest on any date during the Term after the Term Start Date and before the Term End Date. The Interim Value is determined separately for each ILO Vintage based on the values attributable to that ILO Vintage.

Interim Value Adjustment (or “Adjustment”) — The proportionate reduction to your ILO Investment Base, Annual Period Value (if applicable), and death benefit that occurs when a withdrawal is made from an ILO Vintage during a Term based on Interim Values. The Investment Base, Annual Period Value (if applicable), and death benefit are reduced by the same proportion (rather than on a dollar-for-dollar basis) that the Interim Value is reduced by the withdrawal. The Interim Value Adjustment is determined and applied separately for each ILO Vintage, based on the Interim Value of that ILO Vintage.

Interim Value Calculation — The calculation of the Interim Value as a result of a withdrawal or surrender from an ILO Vintage, during a Term.

Investment Base — The amount that is allocated to an ILO Vintage, on the Term Start Date, reduced thereafter for withdrawals during the Term (including applicable surrender charges and taxes) or optional rider charges during the term, and to which is applied the ILO Credit on the Term End Date.

Joint Annuitant — If your Contract is a Non-Qualified Contract, you may name two Annuitants, called “Joint Annuitants,” in your application for your Contract. Special restrictions may apply for Qualified Contracts.

Minimum Guaranteed Rate for the Fixed Account — The minimum Guaranteed Rate for the Fixed Account Option is 0.50%. Once a Contract is issued, the Minimum Guaranteed Rate for the Fixed Account Option under that Contract will not change. The applicable Minimum Guaranteed Rate for the Fixed Account Option can also be found in your Contract.

Minimum Limit on Index Gain — The minimum percentage, for the life of the Index-Linked Option, We may use in any Crediting Strategy to limit the amount of positive Index Return credited on the Term End Date. (In the contracts, We may refer to these Minimum Limits on Index Gains as “guaranteed minimum” rates).

Non-Natural Owner — A corporation, trust or other entity that is not a (natural) person.

Non-Qualified Contract — A Contract other than a Qualified Contract.

Notice Date — The Business Day on which we receive, In Proper Form, proof of death and instructions regarding payment of death benefit proceeds.

Pacific Life (“we,” “us,” and “our”) — Pacific Life Insurance Company

Performance Mix with Participation Rate and Cap Rate (“Performance Mix”)— A type of Crediting Strategy that determines the Index Return based on the combined weighted average of the performance of the S&P 500®, iShares® Russell 2000 ETF, and MSCI EAFE Indexes. The Participation Rate is the percentage portion of the combined positive Index Return that will be used to determine the Index-Linked Option Credit. The Cap Rate is the maximum amount of positive Index Return that can be credited to the Investment Base at the end of a Term and is applied to the Index Return after the Participation Rate. The Participation Rate and Cap Rate limit the potential positive Index-Linked Option Credit that may be applied at the end of a Term. In some cases, we may declare a Cap Rate for an ILO as “uncapped” in which case the amount of positive Index Return than can be credited to your ILO Value at the end of a Term is equal to the combined Index Return, subject to the Participation Rate.

Performance Lock — A feature offered under the Contract for all ILO Vintages that allows you to “lock-in” the Interim Value of all or a portion of an ILO Vintage before the Term End Date. The Performance Lock feature can be processed manually by providing instructions, or automatically based on predetermined targets through the AutoLock feature. If the Performance Lock feature is exercised during a Term and you do not elect Pre-Anniversary Transfer, your Index-Linked Option Value for the part of the ILO Vintage for which the Performance Lock feature was exercised will equal the Interim Value on the date Performance Lock is exercised and will be credited with the Performance Lock Rate beginning on the day following the day the Performance Lock was exercised until the next Contract Anniversary. Exercising Performance Lock will terminate your ability to receive an Index-Linked Option Credit or the protection of the Buffer which mitigates any loss. Pacific Life reserves the right to discontinue, suspend, or otherwise limit the availability of the Performance Lock feature, AutoLock, and/or the Pre-Anniversary Transfer option at any time. AutoLock is not currently available. Manual Performance Lock remains available.

Performance Lock Value—The ILO Value after a Performance Lock is exercised. The Performance Lock Value is the locked-in Interim Value plus accrued interest at the Performance Lock Rate, if applicable, adjusted for withdrawals, transfers and rider charges. The Performance Lock Value is the amount that is available for Pre-Anniversary Transfer.

Performance Lock Rate—The annual fixed rate of interest that the locked-in Interim Value under the Performance Lock feature will earn after Performance Lock is exercised (and where the Pre-Anniversary Transfer is not processed on the same Business Day). The Performance Lock Rate begins to accrue on the day following the day Performance Lock is exercised and continues until the next Contract Anniversary The minimum guaranteed Performance Lock Rate is 0.05%.

Performance Lock Target Percentage—The specified percentage increase of an ILO Vintage’s Interim Value over its Investment Base that must be met or exceeded for an AutoLock to automatically trigger a Performance Lock for that ILO Vintage. The percentage increase is calculated as (Interim Value/ Investment Base) – 1. The Performance Lock Target Percentage must be greater than 0% and less than the Cap Rate applicable to that ILO Vintage and applies only to the specific ILO Vintage for which it is elected.

Point to Point — The Index Return for any Index-Linked Option (except for the SecureCap Crediting Strategy ILOs) is determined by comparing the Index Price on the Index Term Start Date to the Index Price on the Index Term End Date.

Pre-Anniversary Transfer — A feature of Performance Lock that allows you to reallocate the full Performance Lock Value into a new ILO Vintage, prior to a Contract Anniversary.

Protection Level — The Protection Level provides limited protection to your ILO Value against negative Index Returns. There are two types of Protection Levels: Buffer Rates and Dual Direction Buffer Rates. Each ILO will apply only one type of Protection Level.

Purchase Payment — An amount paid to us by or on behalf of a Contract Owner as consideration for the benefits provided under the Contract and invested into the Interest Crediting Options offered under the Contract.

Qualified Contract — A Contract that qualifies under the Code as an individual retirement annuity or account (IRA), or form thereof, or a Contract purchased by a Qualified Plan, qualifying for special tax treatment under the Code Sections 401, 403, 408A and 457.

SecureCap – A type of Crediting Strategy. The Cap Rate with SecureCap is the maximum amount of positive Index Return that can be credited to the Annual Period Value at the end of each Annual Period. The Cap Rate declared on a Term Start Date will remain unchanged for the entire Term and apply at the end of each Annual Period during that Term. The Cap Rate limits the potential positive Annual Period Credit that may be applied to the Annual Period Value at the end of an Annual Period. Any gains or losses reflected in your Annual Period Value are not locked in or credited to your Investment Base until the Term End Date when the ILO Credit is applied to your Investment Base. In some cases, we may declare a Cap Rate for an ILO as "uncapped" in which case the amount of positive Index Return than can be credited to your Annual Period Value at the end of an Annual Period is equal to the Index Return.

Service Center — Pacific Life Insurance Company

P.O. Box 2378

Omaha, Nebraska 68103-2378

(800) 722-4448

For more complete contact information, see ADDITIONAL INFORMATION — INQUIRIES AND SUBMITTING FORMS AND REQUESTS in this Prospectus.

Subsequent Purchase Payment(s) — Additional Purchase Payments submitted after the initial Purchase Payment. Subsequent Purchase Payments are permitted only for 60 calendar days after your Contract Issue Date and are only permitted as a result of transfers or exchanges from other financial products requested at the time your Contract application is submitted. No other Purchase Payments are permitted under the Contract.

Subsequent Term (“Renewal Term”) — A Term that starts on a Contract Anniversary or as the result of a Pre-Anniversary Transfer.

Term — For Point to Point ILOs, the period of time over which the change in Index performance is measured to determine the Index Return and the Index-Linked Option Credit(s). For SecureCap ILOs, the Index performance is measured over the course of each Annual Period. The Term begins on the Term Start Date and ends on the Term End Date.

Term End Date. The Contract Anniversary on the last day of the Term. On this date, the Index-Linked Option Credit, which may be positive, negative, or zero, is calculated and applied to your Investment Base.

Term Start Date — The Term Start Date is the date that a new Term begins. On this date, Contract Value (or your Purchase Payment) is allocated to the ILO Vintage and the starting Index Price is determined. The Term Start Date for your initial Purchase Payment is the Contract Issue Date. The Term Start Date for any Subsequent Purchase Payment is the Business Day the Subsequent Purchase Payment is received prior to market close (typically 4:00 pm Eastern Time). The Term Start Date for any ILO Value reallocated into a new ILO Vintage as a result of Pre-Anniversary Transfer is the Business Day the reallocation is processed prior to market close. All other future Term Start Dates will be on a Contract Anniversary, on which date you will transfer or reinvest Contract Value into a new Term. State Variations may apply. See APPENDIX D: STATE VARIATIONS.

Tiered Participation Rate with Cap Rate — A type of Crediting Strategy. The Tiered Participation Rates are a percentage of positive Index Return that will be used to determine the Index- Linked Option Credit. Tiered Participation Rates include a Tier One Participation Rate and a Tier Two Participation Rate. Positive Index Return less than or equal to the Tier Level is multiplied by the Tier One Participation Rate. Positive Index Return in excess of the Tier Level is multiplied by the Tier Two Participation Rate. The Adjusted Index Return is equal to the sum of these two values subject to the Cap Rate. The Cap Rate is the maximum amount of positive Index Return that can be credited to the Investment Base at the end of a Term. The Tiered Participation Rates and Cap Rate may limit the potential positive Index-Linked Option Credit that may be applied at the end of a Term. In some cases, we may declare a Cap Rate for an ILO as "uncapped" in which case the amount of positive Index Return than can be credited to your ILO Value at the end of a Term is equal to the Index Return, subject to the Tiered Participation Rates.

Total Adjusted Purchase Payments — The Total Adjusted Purchase Payments is equal to the sum of all Purchase Payments made into the Contract, reduced by a Pro Rata Reduction for each prior withdrawal. The Pro Rata Reduction is the reduction percentage that is calculated at the time of a withdrawal by dividing the amount of the withdrawal by the Contract Value immediately prior to the withdrawal.

You and Your — The Owner(s) of this Contract.

OVERVIEW OF THE CONTRACT

The Contract is a limited premium registered index-linked deferred annuity contract issued by us that is designed to help you accumulate funds for retirement or other long-term financial planning purposes on a tax-deferred basis. The Contract also includes a death benefit to help financially protect your Beneficiaries. This Contract may be appropriate for you if you have a long-term investment horizon and are looking to supplement your retirement income or you want to meet other long-term financial objectives. The Contract is not designed to be a short-term investment and may be inappropriate for you if you intend to take frequent withdrawals prior to annuitization (or prior to the Income Commencement Date if you have elected the GLWB Rider), withdrawals during the 6-year surrender charge period, or withdrawals from the ILO Vintages before the end of their Terms.

It is possible to lose up to 100% of your principal and previously credited Contract earnings. You should discuss with your financial professional whether an index-linked annuity contract, the optional living and death benefits, and which Interest Crediting Options are appropriate for you, taking into consideration your age, income, net worth, tax status, insurance needs, financial objectives, investment goals, liquidity needs, investment time horizon, risk tolerance and other relevant information. Together, you can decide if the Pacific Protective Growth 2 contract is right for you.

We offer a variety of annuity contracts. Not every contract we issue is available through every selling broker-dealer. Upon request, your financial professional can provide information regarding our other annuity contracts that his or her broker-dealer makes available. You can also contact us to find out more about the availability of any of our annuity contracts.

Please note that the Contract permits ongoing withdrawals and deductions from the ILO Vintages prior to their Term End Dates, such as rider charges, systematic withdrawals, and/or required minimum distributions. These withdrawals and deductions may have an adverse effect on the values and benefits under your Contract. If you intend to make such ongoing withdrawals or elect such deductions, you should consult with a financial professional about whether this Contract is appropriate for you.

PHASES OF THE CONTRACT

This Contract has two phases: the accumulation (savings) phase and the annuitization (income) phase.

Accumulation Phase

The accumulation phase begins on your Contract Issue Date and continues until your Annuity Date. During this phase, you invest in the Contract’s Interest Crediting Options, which include the ILOs and the Fixed Account Option, each of which has its own risks. Any earnings accumulate on a tax-deferred basis. Additional information about each of the Interest Crediting Options available under the Contract is provided in an appendix to this Prospectus. See APPENDIX A — INTEREST CREDITING OPTIONS AVAILABLE UNDER THE CONTRACT.

Index-Linked Options. The ILOs are a type of Interest Crediting Option available under the Contract to which Purchase Payments and transfers may be allocated. We will credit interest (which may be positive, negative, or zero) at the end of each Term to amounts allocated to an ILO Vintage (the “ILO Value”) based, in part, on the performance of a particular Index (or Indexes). Each ILO varies by Index, Crediting Strategy, Protection Level, and Term length. Crediting Strategies and Protection Levels only apply at the end of each Term (or at the end of each Annual Period). You could lose a significant amount of money if the Index of an ILO in which you are invested declines in value.

• Protection Levels. We limit the negative Index Return used in calculating the interest credited to an ILO Vintage at the end of each Term (or to the Annual Period Value at the end of each Annual Period) through the applicable Protection Level of each ILO. There are two types of Protection Levels that we use to limit negative Index Returns: Buffer Rates and Dual Direction Buffer Rates. Each ILO will have only one type of Protection Level. The Protection Level type and rate for each ILO is guaranteed not to change for as long as we offer the ILO.

The 1-year S&P 500® with Cap Rate with Participation Rate and 10% Buffer ILO (in addition to the Fixed Account) will always be available under your Contract. In the future, this means that we may not offer ILOs with any other Protection Level other than a 10% Buffer and any other Crediting Strategy other than a Cap Rate with Participation Rate. We do not guarantee a minimum Dual Direction Buffer Rate, and we do not guarantee that we will always offer ILOs with a Dual

Direction Buffer. If we stop offering all but one ILO (the 1-year S&P 500® with Cap Rate with Participation Rate and 10% Buffer ILO), you will be limited to investing in only one ILO and the Fixed Account Option. The terms and features of that ILO may not meet your investment objectives or be suitable for your financial goals, and this Contract may not be appropriate for you if you intend to invest solely in ILOs with a Dual Direction Buffer.

In the future, any ILOs we offer (in addition to the 1-year S&P 500® with Cap Rate with Participation Rate and 10% Buffer ILO) will always have some level of downside protection, but we do not guarantee a minimum level. If, in the future, you are not satisfied with the available ILOs, you may choose to surrender your Contract, but you may be subject to surrender charges, taxes, and tax penalties, and a negative Adjustment.

1. Buffer Rate. The Buffer protects against negative Index Return up to the stated Buffer percentage. Any negative Index Return in excess of the Buffer Rate will result in negative interest being credited to your ILO Value at the end of a Term or to your Annual Period Value at the end of an Annual Period. For example, if the Buffer Rate of the ILO is 10%, and the Index Return is -15%, we will credit your ILO Value with -5% (the amount of the negative Index Return that exceeds the Buffer Rate) at the end of the Term, meaning your ILO Value will decrease by 5%. Using the same example but with a Buffer Rate of 100%, we will credit your ILO Value with 0% because the negative Index Return does not exceed the Buffer Rate.

For the Annual Period Crediting Strategy, if the Buffer Rate is 10% and the Index Return is -15% at the end of an Annual Period, we will credit your Annual Period Value with -5% (the amount of the negative Index Return that exceeds the Buffer Rate) at the end of the Annual Period.

2. Dual Direction Buffer Rate. The Dual Direction Buffer protects against negative Index Return up to the stated Dual Direction Buffer percentage. The Dual Direction Buffer is only offered with the Cap Rate with Dual Direction Buffer Crediting Strategy. Any negative Index Return up to and including the Dual Direction Buffer Rate will result in positive interest equal to the absolute value of the Index Return being credited to your ILO Value at the end of the Term. The absolute value of a number is simply the value of a number without regard to it being positive or negative. For example, the absolute value of -10 is 10. Positive interest credited by the Dual Direction Buffer may exceed the Cap Rate. Any negative Index Return in excess of the Dual Direction Buffer Rate will result in negative interest being credited to your ILO Value at the end of a Term in the amount that the negative Index Return exceeds the Dual Direction Buffer Rate.

For example, if the Dual Direction Buffer Rate of the ILO is 15%, and the Index Return is -15%, we will credit your ILO Value with 15% (the absolute value of the negative Index Return up to the Dual Direction Buffer Rate) at the end of the Term, meaning your ILO Value will increase by 15%. However, if the Dual Direction Buffer Rate of the ILO is 15%, and the Index Return is -20%, we will credit your ILO Value with -5% (the amount of the negative Index Return that exceeds the Dual Direction Buffer Rate) at the end of the Term, meaning your ILO Value will decrease by 5%.

• We limit the positive Index Return used in calculating the interest credited to an ILO Vintage at the end of each Term or to the Annual Period Value at the end of each Annual Period through the applicable Crediting Strategy of each ILO. The Contract offers ILOs, as applicable, with the following Crediting Strategies: Cap Rate with Participation Rate, SecureCap, Performance Mix, Cap Rate with Dual Direction Buffer, or Tiered Participation Rate with Cap Rate. Each ILO will have only one type of Crediting Strategy.

The Crediting Strategy rate declared on the Term Start Date is guaranteed for the duration of the Term in which you are invested (including for each Annual Period during a SecureCap Term). We will declare new rates for Subsequent Terms, which may differ from current rates, subject to the Minimum Limits on Index Gain for each Crediting Strategy type.

o Cap Rate with Participation Rate Strategy. The Cap Rate with Participation Rate Crediting Strategy includes both a declared Cap Rate with Participation Rate. The Participation Rate is the percentage of the positive Index Return that will be applied to the Index Return to determine the Index-Linked Option Credit, subject to the Cap Rate, which is the maximum amount of positive Index Return that can be credited to your ILO Value at the end of a Term. You will not benefit from any positive Index Return in excess of the Cap Rate. For example, if the Cap Rate of the ILO is 15%, the Participation Rate is 100%, and the Index Return is 20%, we will credit your ILO Value with 15% (the lesser of (i) the positive Index Return multiplied by the Participation Rate or (ii) the Cap Rate) at the end of the Term, meaning that your ILO Value will increase by 15%.  For any Cap Rate strategy ILO, the guaranteed minimum Cap Rate for the life of this Contract is 2% for a 1-year ILO, 4% for a 2-year ILO, 6% for a 3-year ILO, and 12% for a 6-year ILO. The guaranteed minimum Participation Rate for the life of this Contract is 100%.

o  Cap Rate with Dual Direction Buffer Strategy. The Cap Rate is the maximum amount of positive Index Return that can be credited to your ILO Value at the end of a Term. You will not benefit from any positive Index Return in excess of the Cap Rate. For example, if the Cap Rate of the ILO is 15% and the Index Return is 20%, we will credit your ILO Value with 15% (the positive Index Return up to the Cap Rate) at the end of the Term, meaning that your ILO Value will increase by 15%. For any Cap Rate strategy ILO, the guaranteed minimum Cap Rate for the life of this Contract is 2% for a 1-year ILO, 4% for a 2-year ILO, 6% for a 3-year ILO, and 12% for a 6-year ILO.

o SecureCap Strategy.  The Cap Rate is applied annually at the end of each Annual Period. The Cap Rate is the maximum amount of positive Index Return that can be credited to the Annual Period Value at the end of each Annual

Period. However, any gains (or losses) reflected in your Annual Period Value are not locked in or credited to your Investment Base until the Term End Date when the ILO Credit is applied to your Investment Base. The Cap Rate declared on the Term Start Date will apply at the end of each Annual Period during that Term. You will not benefit from any positive Index Return at the end of an Annual Period in excess of the Cap Rate. For example, if the Cap Rate of the ILO is 15%, and the Index Return is 20%, we will credit your Annual Period Value with 15% (the positive Index Return up to the Cap Rate) at the end of the Annual Period, meaning that your Annual Period Value will increase by 15%. For any SecureCap strategy ILO, the guaranteed minimum Cap Rate for the life of this Contract is 2%.

o Performance Mix with Participation Rate and Cap Rate Crediting Strategy (Performance Mix). The Performance Mix strategy measures the performance of a combination of three Indexes: The S&P 500®, the iShares® Russell 2000 ETF, and the MSCI EAFE. The Index Return of the Performance Mix is determined based on the combined weighted average of those stated Indexes: 50% is based on the Index with the highest return, 30% is based on the Index with the next best return, and 20% is based on the Index with the lowest return. The Participation Rate is the percentage  of the positive Index Return that will be applied to the Index Return to determine the Index-Linked Option Credit subject to the Cap Rate, which is the maximum amount of positive Index Return that can be credited to your ILO Value at the end of a Term.

For the Performance Mix Crediting Strategy, the Minimum Limits on Index Gain for the life of this Contract are 50% for the Index with the highest return, 30% for the Index with the next best return, and 20% for the Index with the lowest return.

The Participation Rate is multiplied by the combined Index Return, subject to the Cap Rate, to yield the interest credited to your ILO Value. Both the Cap Rate and the Participation Rate limit the potential positive Index-Linked Option Credit that may be applied at the end of a Term. For example, if the Participation Rate of the ILO is 100% and the Cap Rate is 80%, and the combined Index Return of the three Indexes is 20%, we will credit your ILO Value with 20% (1.00 x 20, or 100% of the Index Return) at the end of the Term, meaning that your ILO Value will increase by 20%. If the combined Index Return of the three Indexes is 85%, we will credit your ILO with 80% at the end of the Term.

For another example, assume that the Buffer Rate is 10%, the Participation Rate is 100%, and the Cap Rate is 80%. If, at the end of the Term, the highest performing Index Return is -5%, the second-highest Index Return is -15%, and the third-highest performing Index Return is -40%, we will credit your ILO Value with -5% at the end of the Term. ((-5% Index Return x 50%) + (-15% Index Return x 30%) + (-40% Index Return x 20%)) = -15% which is reduced by the 10% Buffer. This means that your ILO Value will be reduced by -5%.

For any Performance Mix strategy ILO, the guaranteed minimum Participation Rate for the life of this Contract is 100% and the guaranteed minimum Cap Rate for the life of this Contract is 12%.

• Tiered Participation Rate with Cap Rate Crediting Strategy. The Tiered Participation Rate is a percentage  of positive Index Return that will be used in calculating the interest credited to your ILO Value at the end of a Term. The Tiered Participation Rate Crediting Strategy has four components: the Tier One Participation Rate, the Tier Two Participation Rate, the Tier Level and the Cap Rate. Positive Index Return less than or equal to the Tier Level is multiplied by the Tier One Participation Rate. The amount of positive Index Return in excess of the Tier Level is multiplied by the Tier Two Participation Rate. The positive interest credited to your ILO Value is equal to the sum of these two values, subject to the Cap Rate. The Cap Rate is the maximum amount of positive Index Return that can be credited to the Investment Base at the end of a Term. The Participation Rates and the Cap Rate limit the potential positive Index-Linked Option Credit that may be applied at the end of a Term.

For example, assume that the Index Return is 48%, and the Tiered Participation Rate for the ILO includes the following values: Tier 1 Participation Rate — 100%; Tier 2 Participation Rate — 125%; Tier Level — 25% and the Cap Rate is 50%. The percentage portion of positive Index Return is 53.75%. which is the sum of 25% (the Tier One Participation Rate 100% multiplied by the Index Return up to the Tier Level 25%), plus 28.75% (the Tier Two Participation Rate 125% multiplied by the amount of Index Return in excess of the Tier Level 23%). Since the Index Return is greater than or equal to the Cap Rate, we will credit your ILO Value with 50%.

For any Tiered Participation Rate with Cap Rate strategy ILO, the guaranteed minimum Participation Rate for the life of this Contract is 100% and the guaranteed minimum Cap Rate for the life of this Contract is 12%.

Fixed Account Option. The Fixed Account is a type of Interest Crediting Option available under the Contract to which Purchase Payments and transfers may be allocated. The Fixed Account credits a fixed rate of interest daily at the Guaranteed Rate to the amount invested in the Fixed Account (the “Fixed Account Option Value”). The Guaranteed Rate for the Fixed Account will be declared on each Contract Anniversary, and will never be less than the Minimum Guaranteed Rate for the Fixed Account, which is 0.50%. Surrenders, death benefit payments, and annuitization from the Fixed Account Option are subject to the Fixed Account Option Guaranteed Minimum Surrender Value. The Fixed Account Option will always be available for the life of your Contract.

Annuitization Phase

The annuitization (income) phase occurs when you annuitize your Contract. If you annuitize your Contract, you will turn your Contract Value into a stream of income payments over a fixed period or for life. Annuity payments will be in a fixed-dollar amount. If you annuitize, you will be unable to make withdrawals and death benefits will terminate. You are not required to annuitize until the maximum Annuity Date, which is the Annuitant’s (youngest Annuitant if there are Joint Annuitants) 110th birthday. Some states’ laws may require a different Annuity Date. See APPENDIX D: STATE VARIATIONS. Before annuitizing or selecting a payment option, you should consult with a financial professional and/or contact us at our Service Center to obtain information on what the annuity payment would be prior to annuitizing.

CONTRACT FEATURES

Accessing Your Money. Before you annuitize, you can withdraw money from your Contract at any time. Withdrawing only a portion of your Contract Value is referred to as a “withdrawal.” Withdrawing your entire Contract Value is referred to as a “surrender” and will terminate your Contract. Withdrawals or surrenders taken during the surrender charge period, which is the first 6 Contract Years, may be subject to a surrender charge. Withdrawals and surrenders may also be subject to taxes, and tax penalties. Withdrawals and surrenders from the ILO Vintages before the end of a Term will result in an Interim Value Calculation and Adjustment being applied to your ILO Value.

Preauthorized Withdrawals. If your Contract Value is at least $5,000, for no additional cost, you may elect to automatically withdraw money from your Contract on a regular basis at any time before your Annuity Date. You may choose monthly, quarterly, semi-annual or annual withdrawals. Preauthorized withdrawals may be subject to surrender charges, an Interim Value Calculation and Adjustment, taxes, and tax penalties.

Free Withdrawal Amount. Each Contract Year, you may withdraw a portion of your Contract Value without incurring a surrender charge. The annual free withdrawal amount will still trigger an Interim Value Calculation and Adjustment if taken from the ILO Vintages before the end of a Term, and be subject to taxes and tax penalties.

Nursing Home and Terminal Illness Waivers. These waivers are included in the Contract for no additional charge. Under these waivers, surrender charges will be waived for all withdrawals and surrenders of the Contract if the Annuitant or Owner is diagnosed with a terminal illness, as defined by the Waiver, or is confined to an accredited nursing home, and certain other conditions are met. Withdrawals and surrenders under these waivers may still trigger an Interim Value Calculation and Adjustment, taxes, and tax penalties.

Death Benefits. The Contract provides a death benefit payout, at no additional cost, to help protect your Beneficiaries during the accumulation phase. Depending on your age at the Contract Issue Date, the standard Death Benefit Amount is either (a) the greater of the Contract Value or the Total Adjustment Purchase Payments, reduced by any taxes, or (b) the Contract Value, reduced by any taxes. For an additional cost, Contract Owners between the ages of 81 and 85 on the Contract Issue Date may purchase the optional death benefit rider, the Return of Purchase Payments Death Benefit Rider (the “ROP Death Benefit Rider,” or the “Rider”), which can increase the amount of money payable to your Beneficiaries.

Tax Treatment. Your Purchase Payments accumulate value on a tax-deferred basis. Your earnings generally are not taxed until money is withdrawn from the Contract, such as when you make a withdrawal from or surrender your Contract, or receive an annuity payment from the Contract, or a death benefit is paid.

Performance Lock. For no additional cost, the Contract includes a “Performance Lock” feature for all ILOs which enables you to “lock-in” the Interim Value of all or a portion of an ILO Vintage before the end of a Term. The Performance Lock feature can be processed manually or automatically by providing instructions in advance to exercise based on predetermined targets you set through the AutoLock feature. If the Performance Lock feature is exercised and you do not elect Pre-Anniversary Transfer, the value of your investment in an ILO Vintage will equal the Interim Value on the date the Performance Lock is exercised and will be credited with the Performance Lock Rate until you elect Pre-Anniversary Transfer or the next Contract Anniversary. We reserve the right to discontinue, suspend, or otherwise limit the availability of the Performance Lock feature, AutoLock, and/or the Pre-Anniversary Transfer option at any time. AutoLock is not currently available. Manual Performance Lock remains available.

Pre-Anniversary Transfer. Pre-Anniversary Transfer is an option that allows you to reallocate the full Performance Lock Value following a Performance Lock into, a new ILO Vintage prior to a Contract Anniversary.

CONTRACT ADJUSTMENTS

Interim Value Calculation and Adjustment

On any Business Day during the Term after the Term Start Date and before Term End Date, your ILO Value is equal to the Interim Value. Each ILO Vintage will have a separate Interim Value. The Interim Value is the amount in the ILO Vintages that is available for surrenders (including Free Look surrenders), withdrawals (including Required Minimum Distributions (“RMDs”), free withdrawal amounts, pre-authorized withdrawals, and rider charges), annuitization, and death benefit payments that occur between the beginning of the Term (the “Term Start Date”) and the end of the Term (the “Term End Date”). The Interim Value is also the amount available for exercise of the Performance Lock feature. All of these transactions, if taken during the Term, will be based on Interim Value(s) and will trigger an Interim Value Calculation to your ILO Value and a proportional reduction to your principal investment in the ILO Vintage (the “Investment Base”), Annual Period Value, and death benefit (the “Interim Value Adjustment”).

The Interim Value Calculation and Adjustment could result in significant losses if amounts are removed from the ILO Vintages before the end of a Term. You will not receive an Index-Linked Option Credit or the protection of the Buffer or Dual Direction Buffer to mitigate any loss. See FEES, CHARGES, AND ADJUSTMENTS and ACCESS TO YOUR MONEY in the Statutory Prospectus for more information about the Interim Value Calculation and Adjustment. If you intend to take ongoing withdrawals, elect features with ongoing deductions, or exercise Performance Lock for all or a portion of an ILO Vintage, you should consult with a financial professional to discuss any adverse impact of such ongoing withdrawals and deductions and whether this Contract is appropriate for you.

KEY INFORMATION

Important information you should consider about the Pacific Protective Growth 2 Contract

FEES, EXPENSES, AND ADJUSTMENTS		LOCATION IN PROSPECTUS
Are There Charges or Adjustments for Early Withdrawals?

Yes. If you withdraw money from or surrender your Contract within 6 years following the Contract Issue Date, you may be assessed a surrender charge of up to 7% of the amount withdrawn or surrendered in excess of the 10% annual free withdrawal amount.

For example, if you surrender your Contract, you could pay a surrender charge of up to $7,000, assuming your Contract Value is $100,000 at the time of the surrender. This loss will be greater if there is a negative Interim Value Calculation and Adjustment, taxes, or tax penalties.

If you surrender or withdraw value from the ILO Vintages before the Term End Date, your ILO Value will be subject to an Interim Value Calculation and Adjustment, which may be negative. The Interim Value Calculation and Adjustment could result in loss. In extreme circumstances, such losses could be as high as 100%.

For example, if you invest $100,000 in the ILOs available under the Contract, and surrender the entire ILO Value before the end of the Term, you could lose up to $100,000 of your investment. This loss will be greater if the amount withdrawn is also subject to surrender charges, taxes or tax penalties. The following transactions will use Interim Values if taken from the ILO Vintages before the Term End Date: (1) surrenders (including Free Look surrenders), (2) withdrawals (including Required Minimum Distributions (“RMDs”), free withdrawal amounts, pre-authorized withdrawals, and rider charges), (3) death benefit payments, (4) annuitization of the Contract and (5) exercise of the Performance Lock feature.

FEE TABLE FEES, CHARGES, AND ADJUSTMENTS PRINCIPAL RISKS OF INVESTING IN THE CONTRACT
Are There Transaction Charges?	No. There are no transaction charges under this Contract.	N/A

FEES, EXPENSES, AND ADJUSTMENTS				LOCATION IN PROSPECTUS
Are There Ongoing Fees and Expenses?

Yes. The table below describes the fees and expenses that you may pay each year, depending on the optional benefits you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year if you have elected the Return of Purchase Payments (“ROP”) Death Benefit.

There is an implicit ongoing fee on the Index-Linked Options (“ILOs”) to the extent that your participation in Index gains is limited by us through the use of the applicable Crediting Strategy of the ILO. This means that your returns may be lower than the Index’s returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses through the ILO Protection Level. This implicit ongoing fee is not reflected in the tables below.

FEE TABLE FEES, CHARGES, AND ADJUSTMENTS
	ANNUAL FEES	MINIMUM	MAXIMUM
	Optional benefits available for an additional charge (for a single optional benefit, if elected)	0.30%(1)	0.30(1)

(1) As a percentage of your Contract Value each Contract Anniversary.

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add surrender charges and negative Contract adjustments that substantially increase costs.

	Lowest Annual Cost: $0.00	Highest Annual Cost: [$000]

Assumes:

• Investment of $100,000

• 5% annual appreciation

• No optional benefits

• No sales charges

• No additional purchase payments, transfers, or withdrawals

• 0% Interim Value Calculation and Adjustment

Assumes:

• Investment of $100,000

• 5% annual appreciation

• Most expensive combination of optional benefits (ROP Death Benefit)

• No sales charges

• No additional purchase payments, transfers, or withdrawals

• 0% Interim Value Calculation and Adjustment

RISKS	LOCATION IN PROSPECTUS
Is There a Risk of Loss from Poor Performance?

Yes. You can lose money by investing in the Contract, including 100% loss of principal investment and any previously-credited earnings in the Contract.

• If you invest in an ILO with a Buffer (including the Dual Direction Buffer), depending on the Buffer or Dual Direction Buffer Rate of the ILO(s) in which you invest, your potential losses at the end of a Term due to negative Index performance are currently limited to a maximum of 0% to almost 100% of your investment in the ILO for that Term.

• Cumulative loss over the life of the Contract could be much greater than the guaranteed maximum loss for any single ILO Term.

• The 1-year S&P 500® with Cap Rate with Participation Rate and 10% Buffer ILO, in addition to the Fixed Account Option, will always be available under your Contract. In the future, we may not offer ILOs with any other Protection Level other than a 10% Buffer. We do not guarantee a minimum Dual Direction Buffer Rate, and we do not guarantee that we will always offer ILOs with a Dual Direction

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT INVESTING IN THE CONTRACT

RISKS	LOCATION IN PROSPECTUS

Buffer.

• In the future, any ILOs we offer (in addition to the 1-year S&P 500® with Cap Rate with Participation Rate and 10% Buffer ILO) will always have some level of downside protection, but we do not guarantee a minimum level.

Is this a Short-Term Investment?

No. The Contract is not a short-term investment, and is not appropriate for you if you need ready access to cash. The Contract’s tax deferral and long-term income features are generally more beneficial to investors with a long-term investment horizon.

• Withdrawals and surrenders from the Contract may be subject to surrender charges, taxes, and tax penalties. Amounts withdrawn or surrendered from the ILO Vintages before the end of a Term may also result in a negative Interim Value Calculation and Adjustment to your ILO Value, and the loss of positive Index performance.

• Withdrawals will reduce the death benefit and your Contract Value, perhaps significantly. Transactions that are based on Interim Value will reduce the Interim Value of your investment in the ILO Vintages by the amount of the withdrawal. Additionally, the transaction will reduce your ILO Investment Base in the same proportion that the Interim Value is reduced (rather than on a dollar-for-dollar basis) and will also proportionately reduce the death benefit, and Annual Period Value when applicable. The proportionate reduction in the Investment Base, Annual Period Value, and death benefit may be greater than the dollar amount of the withdrawal. Such reduction will reduce your Investment Base and Annual Period Value for the remainder of the Term, and may significantly reduce any amount credited at the end of the Term.

• At the end of each Term, on the Term End Date (which will fall on a Contract Anniversary), your Contract Value will be transferred or reallocated among the available Interest Crediting Options for a new Term, according to your transfer instructions.

• If we do not receive transfer instructions from you prior to the close of Business on the Term End Date, we will automatically reallocate or transfer your Contract Value according to the following procedures. Amounts that we automatically reallocate or transfer among the ILOs in the absence of transfer instructions cannot be transferred until the next Term End Date or Contract Anniversary if the amount is invested in the Fixed Account. Any Contract Value in an expiring 1-year, 2-year, 3-year, or 6 year ILO will remain in its current allocation for the next Term, subject to the renewal Crediting Strategy Rates declared for that Term, as long as that ILO remains available for investment.

• If that ILO is not available for investment for a Subsequent Term, the Contract Value in that ILO will automatically be transferred to the Fixed Account Option, subject to the renewal Guaranteed Rate.

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT TRANSFERS AND REALLOCATIONS FEES, CHARGES, AND ADJUSTMENTS
What Are the Risks Associated with the Investment Options?

An investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the ILOs available under the Contract that you select. Each investment option, referred to as an “Interest Crediting Option” (including the Fixed Account Option) in this Prospectus, will have its own unique risks. You should review and understand the available Interest Crediting Options before making investment decisions.

The applicable Crediting Strategy of each ILO will limit positive Index Returns (e.g., limited upside). This may result in you earning less than the Index Return. For example:

• Cap Rate with Participation Rate. If the Cap Rate of the ILO is 15%, the Participation Rate is 100%, and the Index Return is 20% on the Term End Date, we will credit your ILO Value with 15% (the Cap Rate).

• SecureCap. If the Cap Rate of the ILO is 15%, and the Index Return is 20% for the

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT INVESTING IN THE CONTRACT

RISKS	LOCATION IN PROSPECTUS

Annual Period, we will credit your Annual Period Value with 15% (the Cap Rate).

• Performance Mix. If the Participation Rate of the ILO is 100% the Cap Rate is 80%, and the combined Index Return is 75%, we will credit your ILO Value with 75% (0.75 x 100%), which is below the Cap Rate of 80%. If the Participation Rate is 100%, the Cap Rate is 80%, and the combined Index Return is 85%, we will credit your ILO Value with 80% (0.85 x 100% = 85%, which is reduced to the Cap Rate of 80%).

• Cap Rate with Dual Direction Buffer. If the Cap Rate of the ILO is 15% and the Index Return is 20% on the Term End Date, we will credit your ILO Value with 15% (the Cap Rate).

• Tiered Participation Rate with Cap Rate. If the Tiered Participation Rate for the ILO includes the following values: Tier 1 Participation Rate — 100%; Tier 2 Participation Rate — 125%; Tier Level — 25% with a Cap Rate of 80%; and the Index Return is 60%, we will credit your ILO Value with 68.75% ((1.00 x 25%) + ((60% – 25%) x 1.25)) = 68.75% which is below the Cap Rate of 80%. If the Index Return is 75%, we will credit your ILO Value with 80% ((1.00 x 25%) + ((75% – 25%) x 1.25)) = 87.50% which is reduced to the Cap Rate of 80%.

The applicable Protection Level of each ILO (i.e., the Buffer Rate or Dual Direction Buffer Rate) will limit negative Index Returns (e.g., limited or full protection in the case of market decline). For example:

• Buffer Rate. If the Buffer Rate of the ILO is 15%, and the Index Return is -20% on the Term End Date, we will credit your ILO Value with -5% (the amount of the negative Index Return that exceeds the Buffer Rate).

If the Buffer Rate of the ILO is 100% and the Index Return is -20% on the Term End Date, we will credit your ILO Value with 0% since the negative Index Return does not exceed the Buffer Rate.

For the SecureCap strategy, if the Buffer Rate is 10% and the Index Return is -15% at the end of an Annual Period, we will credit the Annual Period Value with -5% (the amount of the negative Index Return that exceeds the Buffer Rate).

• Dual-Direction Buffer Rate. If the Dual Direction Buffer Rate of the ILO is 15%, and the Index Return is -15% on the Term End Date, we will credit your ILO Value with 15% (the absolute value of the negative Index Return up to the Dual Direction Buffer Rate). The Dual Direction Buffer is only offered with the Cap Rate with Dual Direction Buffer Crediting Strategy, and the positive interest credited by the Dual Direction Buffer may exceed the Cap Rate.

If the Dual Direction Buffer Rate of the ILO is 15%, and the Index Return is -20% on the Term End Date, we will credit your ILO Value with -5% (the amount of the negative Index Return that exceeds the Dual Direction Buffer Rate).

Each Index underlying the ILOs is a price return index, not a total return index, and therefore its performance does not reflect any dividends or distributions paid by the Index’s component companies. Additionally, the First Trust Growth Strength Net Fee Index deducts a fee when calculating Index performance. This will reduce the Index Return and will cause the Index to underperform a direct investment in the securities composing the Index.

What Are the Risks Related to the Insurance Company?

Investment in the Contract is subject to the risks related to Pacific Life. Any obligations (including under the Fixed Account Option and the ILOs), guarantees, or benefits of the Contract are subject to our claims- paying ability and financial strength. Information about Pacific Life, including its applicable financial strength ratings, is available upon request by contacting our Service Center.

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT PACIFIC LIFE INSURANCE COMPANY AND THE GENERAL ACCOUNT

RESTRICTIONS	LOCATION IN PROSPECTUS
Are There Restrictions on the Investment Options?

Yes.

• Purchase Payments.

◦ Additional Purchase Payments after the initial Purchase Payment are not permitted, except for transfers from other financial products requested at the time the investor’s Contract application is submitted and transferred within 60 days after the Contract Issue Date (“Subsequent Purchase Payments”).

◦ Your initial Purchase Payment and any Subsequent Purchase Payments, in the aggregate, must be at least $25,000 in the aggregate for qualified and non-qualified Contracts.

• Transfers and Reallocations.

◦ Transfers and reallocations to and from the ILO Vintages are only permitted on Term Start Dates and Term End Dates (which will fall on a Contract Anniversary). If you exercise the Performance Lock feature, you may transfer ILO Value from the locked ILO Vintage on the next Contract Anniversary, or sooner with Pre-Anniversary Transfer.

◦ Under the Pre-Anniversary Transfer option of Performance Lock, the Performance Lock Value must be reallocated in full and may not be reallocated to any ILO with a Performance Mix, SecureCap Crediting Strategy, or to the Fixed Account Option.

◦ Transfers to and from the Fixed Account are only permitted on Contract Anniversaries.

◦ If you do not want to remain invested in the Fixed Account Option until the next Contract Anniversary, or in an ILO Vintage until the end of the Term, your only options will be to take a withdrawal from the Fixed Account Option or ILO Vintage or surrender the Contract, or exercise the Performance Lock feature and transfer your ILO Value on the next Contract Anniversary, or sooner with Pre-Anniversary Transfer. All of these options will be based on the Interim Values of the ILOs, and withdrawals and surrenders may be subject to surrender charges, taxes, and tax penalties.

• Availability of ILOs under your Contract.

◦ Certain ILOs and Indexes described in this Prospectus may not be available depending on the broker-dealer through which your Contract is sold.

• Our Rights to Change the ILOs and Indexes Offered Under the Contract.

◦ We reserve the right to add or remove an ILO or Index, subject to applicable regulatory approvals. We may stop offering an ILO for investment at the end of a Term to new and existing Contracts.

◦ We may remove or replace an Index if it is discontinued, if the calculation of the Index is substantially changed by the Index provider, if Index values should become unavailable for any reason, if hedging instruments become difficult to acquire or the cost of hedging becomes excessive, or if its investment objectives, strategies, or risks substantially change. If we substitute an Index, we will select a new Index that we determine in our judgment is comparable to the original Index, however, the performance of the new Index may not be satisfactory to you.

◦ We may change the Crediting Strategy rates of the ILOs available under the Contract, subject to the stated Minimum Limits on Index Gain or maximum rates. Crediting Strategy rates will not change during a Term. Protection Level rates for the currently-offered ILOs will not change for the

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT

PURCHASING THE CONTRACT

TRANSFERS AND REALLOCATIONS

APPENDIX A: INTEREST CREDITING OPTIONS AVAILABLE UNDER THE CONTRACT

APPENDIX E: FINANCIAL INTERMEDIARY VARIATIONS

RESTRICTIONS	LOCATION IN PROSPECTUS

life of the ILO.

◦ There is no guarantee that a particular ILO will be available during the entire time that you own your Contract. We reserve the right to stop offering all except for one ILO, in addition to the Fixed Account. The 1-year S&P 500® with Cap Rate with Participation Rate and 10% Buffer ILO will always be available under your Contract. The Minimum Limit on Index Gain for the Cap Rate with Participation Rate strategy for this ILO is 2% for the life of this Contract, and the guaranteed minimum Participation Rate is 100% for the life of this Contract. In the future, this means that we may not offer ILOs with any other Protection Level other than a 10% Buffer and any other Crediting Strategy other than a Cap Rate with Participation Rate. We do not guarantee a minimum Dual Direction Buffer Rate, and we do not guarantee that we will always offer ILOs with a Dual Direction Buffer.

◦ If we stop offering all but one ILO (the 1-year S&P 500® with Cap Rate with Participation Rate and 10% Buffer ILO), you will be limited to investing in only one ILO and the Fixed Account Option. The terms and features of that ILO may not meet your investment objectives or be suitable for your financial goals, and this Contract may not be appropriate for you if you intend to invest solely in ILOs with a Dual Direction Buffer.

◦ In the future, any ILOs we offer (in addition to the 1-year S&P 500® with Cap Rate with Participation Rate and 10% Buffer ILO) will always have some level of downside protection, but we do not guarantee a minimum level.

◦ If, in the future, you are not satisfied with the available ILOs, you may choose to withdraw your ILO Value or surrender your Contract, but you may be subject to surrender charges, taxes, and tax penalties, and an Interim Value Calculation and Adjustment if the surrender or withdrawal is made before the end of a Term.

RESTRICTIONS	LOCATION IN PROSPECTUS
Are There Any Restrictions on Contract Benefits?

Yes.

Except as otherwise provided, Contract benefits may not be modified or terminated by us.

• Death Benefit

◦ Withdrawals will reduce the standard death benefit, and the reduction may be greater than the amount withdrawn.

◦ The ROP Death Benefit Rider is only available for purchase at the time of Contract application, and once elected, the Rider may not be voluntarily terminated.

◦ Withdrawals may affect the availability of the benefit, perhaps significantly, and/or could terminate the benefit.

◦ The ROP Death Benefit fee is an ongoing deduction that can result in adverse impacts to your Contract values. For example, if you elect an ILO with a 6-year Term, the deduction of the annual ROP Death Benefit fee on the Contract Anniversary will result in an Interim Value Calculation and Adjustment (including an Adjustment to the Annual Period Value) each time the fee is deducted on an Anniversary other than the Term End Date and could result in a loss.

◦ We may stop offering the optional ROP Death Benefit Rider to new Contract Owners at any time. The ROP Death Benefit Rider may not be available through your financial professional. You may obtain information about the optional benefits that are available to you by contacting your financial professional.

• Performance Lock

◦ If you exercise the Performance Lock feature, you will “lock-in” the Interim Value for all or a portion of the ILO Vintage. The Interim Value may be less than the potential ILO Value you would receive at the end of the Term had the feature not been exercised. The Crediting Strategy or Protection Level will not be applied.

◦ If you exercise the Performance Lock feature of the SecureCap ILOs, you will “lock-in” the Interim Value for all or a portion of the ILO Vintage. The Performance Lock feature does not lock-in the Annual Period Value, and any gains or losses reflected in your Annual Period Value are not credited to your Investment Base until the Term End Date when the ILO Credit is applied.

◦ Performance Lock may not be exercised on the Term Start Date or the Term End Date.

◦ The request to manually exercise the Performance Lock feature must be received by us before close of Business in order to lock-in that day’s ending Interim Value. With AutoLock, you may also exercise the Performance Lock feature automatically by providing instructions to exercise based on predetermined targets you set. AutoLock is not currently available. Manual Performance Lock remains available.

◦ The maximum number of ILO Vintages that may be locked (partial or full) each Contract Year is 25.

◦ You may lock in your entire value or a portion of the value in the ILO Vintage when exercising Performance Lock. The minimum amount you may lock in is 20% of the value. A partial lock of the value will result in a proportionate reduction to the Investment Base remaining in the original ILO Vintage.

◦ Exercising Performance Lock is irrevocable and may only be cancelled if we receive the request to cancel before close of Business on the same Business Day that the request to exercise the feature is received.

◦ You will not be able to determine in advance the Interim Value that will be locked-in prior to a manual Performance Lock request or that your ILO Vintage reached its Performance Lock Target Percentage for an AutoLock.

FEES, CHARGES, AND ADJUSTMENTS

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT

BENEFITS AVAILABLE UNDER THE CONTRACT

INVESTING IN THE CONTRACT – Performance Lock

DEATH BENEFIT

APPENDIX F: FINANCIAL INTERMEDIARY VARIATIONS

RESTRICTIONS	LOCATION IN PROSPECTUS

◦ Once Performance Lock is exercised, the locked-in amount cannot be transferred to a new ILO, the Fixed Account or begin a new Term in the same ILO, until the next Contract Anniversary.

◦ Unless you exercise Pre-Anniversary Transfer, the locked-in value will be credited with the Performance Lock Rate, which could be as little as 0.05%.

◦ Once Performance Lock is exercised, you may elect Pre-Anniversary Transfer to reallocate the full locked-in value to an allowable ILO prior to Contract Anniversary. You may not reallocate to a Performance Mix or SecureCap Crediting Strategy or to the Fixed Account.

• Availability of Contract Benefits and Features

◦ Certain Contract features and benefits described in this Prospectus may vary or may not be available depending on the broker-dealer through which your Contract is sold.

◦ We may discontinue, suspend, or otherwise limit the availability of the Performance Lock feature, AutoLock, and/or the Pre-Anniversary Transfer option at any time.

TAXES	LOCATION IN PROSPECTUS
What Are the Contract’s Tax Implications?

You should consult with a tax professional to determine the tax implications of an investment in, withdrawals from, and Purchase Payments received under the Contract. There is no additional tax benefit if you purchase the Contract through a tax-qualified plan or IRA. Withdrawals and surrenders will be subject to ordinary income tax, and may be subject to tax penalties if you withdraw money before age 591∕2.

FEDERAL TAX ISSUES

CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
How Are Investment Professionals Compensated?

Your financial professional may receive compensation for selling the Contract to you in the form of commissions and non-cash compensation. This compensation may influence your financial professional to offer or recommend the Contract over another investment.

DISTRIBUTION ARRANGEMENTS
Should I Exchange My Contract?

Some financial professionals may have a financial incentive to offer you a new Contract in place of the one you own. You should only exchange your existing Contract if you determine, after comparing the features, fees, and risks of both contracts, and any fees or penalties to terminate the existing contact, that it is preferable for you to purchase the new Contract rather than continue to own your existing contract. Call your financial professional or call us at (800) 722-4448 if you are interested in this option.

ADDITIONAL INFORMATION — REPLACEMENT OF LIFE INSURANCE OR ANNUITIES

BENEFITS AVAILABLE UNDER THE CONTRACT

The following tables summarize information about the benefits available under the Contract.

Certain Contract features and benefits described in this Prospectus may vary or may not be available depending on the broker-dealer through which your Contract is sold. See APPENDIX E: FINANCIAL INTERMEDIARY VARIATIONS in the Statutory Prospectus for more information.

Standard Benefits (No Additional Charge)
Name of Benefit	Purpose	Brief Description of Restriction/Limitations
Standard Death Benefit	Provides a death benefit equal to (1) the Contract Value; or (2) the greater of (a) the Contract Value or (b) the Total Adjusted Purchase Payments.

• Only available during the accumulation phase.

• If any Contract Owner (or Annuitant) is over age 80 on the Contract Issue Date, the death benefit is equal to the Contract Value.

• Death Benefit Amount will be based on Interim Values if paid from the ILO Vintages before a Term End Date.

• Withdrawals will reduce the death benefit, perhaps significantly.

• State variations may apply.

Preauthorized Withdrawals	Permits automatic withdrawals from the Contract on a monthly, quarterly, semi-annual, or annual basis

• Only available during the accumulation phase.

• Withdrawals will reduce the Contract Value and the death benefit, perhaps significantly.

• Withdrawals from the ILO Vintages during a Term will trigger an Interim Value adjustment.

• Withdrawals may be subject to surrender charges, taxes, and tax penalties.

• You should consult a financial professional if you intend to take preauthorized withdrawals from an ILO Vintage before the Term End Date.

Free Withdrawal Amount	Permits withdrawal of a portion of your aggregate Purchase Payments or Contract each year without incurring a surrender charge .

• Only available during the accumulation phase.

• During the surrender charge period, the annual free withdrawal amount is 10% of the aggregate Purchase Payments.

• During subsequent MVA Terms, the annual free withdrawal amount is 10% of the Contract Value on the Contract Anniversary at the start of the MVA Term.

• Withdrawals will reduce the Contract Value and the death benefit, perhaps significantly.

• Free withdrawal amounts from the ILO Vintages during a Term will trigger an Interim Value Calculation and Adjustment.

• Free withdrawal amounts may be subject to taxes and tax penalties.

Nursing Home Waiver	Waives the surrender charge on withdrawals and surrenders in the event the Contract Owner (or Annuitant) is confined to an accredited nursing home.

• Only available during the accumulation phase.

• Withdrawals and surrenders must be made after 90 calendar days from the Contract Issue Date.

• Period of confinement must be at least 30 days.

• Waiver applies for a maximum of 90 calendar days after the Contract Owner (or Annuitant) leaves the nursing home.

• Nursing home must be “accredited” as defined by the benefit.

• Nursing home confinement period must begin after the Contract Issue Date.

• Withdrawals will reduce the Contract Value and the death benefit, perhaps significantly.

• Withdrawals and surrenders from the ILO Vintages during a Term will trigger an Interim Value Calculation and Adjustment.

• Withdrawals may be subject to taxes and tax penalties.

Terminal Illness Waiver	Waives the surrender charge on withdrawals and surrenders in the event the Contract Owner (or Annuitant) is diagnosed with a Terminal Illness.

• Only available during the accumulation phase.

• Withdrawals and surrenders must be made after the 1st Contract Anniversary.

• Contract Owner (or Annuitant) must be diagnosed by a terminal illness as defined by the benefit.

• Withdrawals will reduce the Contract Value and the death benefit, perhaps significantly.

• Withdrawals and surrenders from the ILO Vintages during a Term will trigger an Interim Value Calculation and Adjustment.

• Withdrawals may be subject to taxes and tax penalties.

Performance Lock	Permits you to “lock-in” the Interim Value of all or a portion of an ILO Vintage before the Term End Date.

• Only available during the accumulation phase.

• Instructions may be provided in Proper Form on any day after the Term Start Date and prior to the Term End Date.

• The minimum portion of an ILO Vintage that you may lock in is 20% of the Interim Value for that vintage.

• Exercise of Performance Lock is irrevocable.

• AutoLock is not currently available. Manual Performance Lock remains available.

• AutoLock is not available on any SecureCap ILO.

• A portion of an ILO Vintage may be locked more than once, subject to the maximum number of ILO Vintages that may be locked.

• The maximum number of ILO Vintages that may be locked (partial or full) each Contract Year is 25.

• The locked-in value will be the Interim Value of the ILO Vintage or portion thereof (not the Annual Period Value for a SecureCap ILO).

• Unless you elect the Pre-Anniversary Transfer option, the locked-in amount will be credited with the Performance Lock Rate, which could be as little as 0.05%, until the next Contract Anniversary.

• The locked-in amount will not receive an ILO Credit or the application of the Protection Level.

• Withdrawals will reduce the locked-in value by the amount requested.

• You will be unable to determine in advance the Interim Value to be locked-in prior to exercise of a manual request or that your ILO Vintage reached its Performance Lock Target Percentage for an AutoLock.

• We may discontinue, suspend, or otherwise limit the availability of Performance Lock feature, AutoLock and/or the Pre-Anniversary Transfer option at any time.

Pre-Anniversary Transfer	A feature of Performance Lock that permits you to reallocate the full Performance Lock Value into a new ILO Vintage prior to a Contract Anniversary.

• Only available with Performance Lock.

• Reallocation is not available to any Performance Mix, SecureCap, or Fixed Account Option Interest Crediting Options.

• The reallocation value must be the full Performance Lock Value.

• A Pre-Anniversary Transfer and subsequent Purchase Payment may not process on the same Business Day.

• Pre-Anniversary Transfer may not be processed on a Contract Anniversary.

• ILO Terms started as a result of Pre-Anniversary Transfer are subject to renewal rates in effect as of the date of the new ILO Term Start Date.

• The number of days remining in the current Contract Year will be added to the ILO Term(s) selected.

• Extension of the ILO Term does not result in a different crediting rate for the ILO that is selected.

• We may suspend, cancel or limit offering the Pre-Anniversary Transfer option at any time.

BUYING THE CONTRACT

PURCHASING THE CONTRACT

To purchase a Contract, you must work with your financial professional to complete an application and submit it along with your initial Purchase Payment to Pacific Life Insurance Company at P.O. Box 2290, Omaha, Nebraska 68103-2290. Your initial Purchase Payment and any subsequent Purchase Payments, in aggregate, must be greater than or equal to $25,000. In those instances when we receive electronic transmission of the information on the application from your financial professional’s distribution firm and our administrative procedures with your distribution firm so provide, we consider the application to be received on the Business Day we receive the transmission. If your application and Purchase Payment are complete when received, or once they have become complete, we will issue your Contract within 2 Business Days. The date that we issue your Contract is your Contract Issue Date. If some information is missing from your application, we may delay issuing your Contract while we obtain the missing information. However, we will not hold your initial Purchase Payment for more than 5 Business Days without your permission. In any case, we will not hold your initial Purchase Payment after 20 Business Days.

You may also purchase a Contract by exchanging your existing annuity. All contract exchange and transfer requests must be submitted with the Contract application, and no subsequent exchange or transfer requests may be initiated. Some financial professionals may have a financial incentive to offer you this Contract in place of the one you already own. You should only exchange your existing contract for this Contract if you determine, after comparing the features, fees, and risks of both contracts, and any fees or penalties to terminate the existing contract, that it is preferable for you to purchase this Contract rather than continue your existing contract. Call your financial professional or call us at (800) 722-4448 if you are interested in this option. Financial professionals may call us at (833) 953-1863.

We reserve the right to reject any application or Purchase Payment for any reason, subject to any applicable nondiscrimination laws and to our own standards and guidelines. On your application, you must provide us with a valid U.S. tax identification number for federal, state, and local tax reporting purposes.

The maximum age of a Contract Owner/Annuitant, including Joint Owners, Joint Annuitants, and Contingent Annuitants, for which a Contract will be issued is 85. The Contract Owner’s age is calculated as of his or her last birthday. If any Contract Owner (or any Annuitant in the case of a Non-Natural Owner) named in the application for a Contract dies and we are notified of the death before we issue the Contract, then we will return the amount we received. If we issue the Contract and are subsequently notified after Contract issuance that the death occurred prior to issue, then the application for the Contract and/or any Contract issued will be deemed cancelled and a refund will be issued. The refund amount will be the Contract Value based on the Fixed Account Option Value and the ILO Value (which may include Interim Value(s)) next determined after we receive proof of death,

In Proper Form, of the Contract Owner (or Annuitant in the case of a Non-Natural Owner), plus a refund of any amount used to pay premium taxes and/or any other taxes. Any refunded assets may be subject to probate.

We offer a variety of annuity contracts. Not every contract we issue is available through every selling broker-dealer. Upon request, your financial professional can provide information regarding our other annuity contracts that his or her broker-dealer makes available. You can also contact us to find out more about the availability of any of our annuity contracts.

Making Your Initial Purchase Payment

We reserve the right to reject additional Purchase Payments. Your initial Purchase Payment and any subsequent Purchase Payments, in aggregate, must be at least $25,000 for both Non-Qualified and Qualified Contracts. Your Contract requires that you must obtain our consent before making an initial or additional Purchase Payment that will bring your aggregate Purchase Payments over $2,000,000. The aggregate amount is based on all contracts where you are either the owner and/or annuitant.

When Your Purchase Payment is Effective

Your initial Purchase Payment is effective on your Contract Issue Date, which will be no later than 2 Business Days after we receive your initial Purchase Payment and Contract application In Proper Form. Any Subsequent Purchase Payment is effective on the Business Day we receive it In Proper Form. See ADDITIONAL INFORMATION — INQUIRIES AND SUBMITING FORMS AND REQUESTS in the Statutory Prospectus. On the Contract Issue Date, we will allocate your initial Purchase Payment, minus any applicable taxes, to the Interest Crediting Options you selected according to the initial allocation instructions submitted with your application In Proper Form. Allocation instructions must be in whole percentages only. If we do not receive instructions allocating your initial Purchase Payment, your application is not In Proper Form and we will not issue your Contract.

METHODS OF PAYMENT

All Purchase Payments may be sent by personal or bank check or by wire transfer. Purchase Payments must be made in a form acceptable to us before we can process it. Acceptable forms of Purchase Payments are:

• personal checks or cashier’s checks drawn on a U.S. bank,

• money orders and traveler’s checks in single denominations of more than $10,000 if they originate in a U.S. bank,

• third party payments when there is a clear connection of the third party to the underlying transaction, and

• wire transfers that originate in U.S. banks.

We will not accept Purchase Payments in the following forms:

• cash,

• credit cards or checks drawn against a credit card account,

• money orders or traveler’s checks in single denominations of $10,000 or less,

• starter checks,

• home equity checks,

• eChecks,

• cashier’s checks, money orders, traveler’s checks or personal checks drawn on non-U.S. banks, even if the payment may be

• effected through a U.S. bank,

• third party payments if there is not a clear connection of the third party to the underlying transaction, and

• wire transfers that originate from foreign bank accounts.

All unacceptable forms of Purchase Payments will be returned to the payor along with a letter of explanation. We reserve the right to reject or accept any form of payment. Any unacceptable Purchase Payment inadvertently invested may be returned and the amount returned may be more or less than the amount submitted. If a Purchase Payment is made by check other than a cashier’s check, we may hold the check and the payment of any withdrawal proceeds and any refund during the “Right to Cancel” period may be delayed until we receive confirmation in our Service Center that your check has cleared. In general, a delay of the payment of withdrawal proceeds or any refund during the check hold period will not exceed 10 Business Days after we receive your withdrawal or “Right to Cancel” request In Proper Form. We will calculate the value of your proceeds as of the end of the Business Day we received your withdrawal or “Right to Cancel” request In Proper Form. See BUYING THE CONTRACT — RIGHT TO CANCEL (“FREE LOOK”) in the Statutory Prospectus.

SUBSEQUENT PURCHASE PAYMENTS

Subsequent Purchase Payments are permitted only for 60 calendar days after your Contract Issue Date and are only permitted as a result of transfers or exchanges from other financial products requested at the time your Contract application is submitted. No other Purchase Payments are permitted. Your Contract requires that you must obtain our consent before making an initial or additional Purchase Payment that will bring your aggregate Purchase Payments over $1,000,000. The aggregate amount is based on all contracts where you are either the owner and/or annuitant. Each Subsequent Purchase Payment must be at least $1,000. Subsequent Purchase Payments will be allocated according to the same allocation instructions as the initial Purchase Payment, and will receive the same interest rates and ILO crediting rates that were applied to the initial Purchase Payment on the Contract Issue Date.

Initial Term. For the initial Term, each Subsequent Purchase Payment will receive the Index Price as of the date the payment is received. Each Subsequent Purchase Payment allocated into the same ILO will constitute a different ILO Vintage in the initial ILO Term, each with its own ILO Term Start Date, and the investment performance of each ILO Vintage will be tracked separately. Each ILO Vintage in the same ILO Term has its own associated Interim Value, Annual Period Value (if applicable), and Investment Base during the initial Term.

The ending Index Price for all ILO Vintages will be the Index Price determined on the Contract Anniversary that falls on the initial Term End Date or end date of an Annual Period. Each ILO Vintage will also receive a separate ILO Credit applied to each respective Investment Base at the end of the initial Term. Each SecureCap ILO Vintage will receive a separate Annual Period Credit applied to each respective Annual Period Value at the end of each Annual Period. The ILO Credit is applied before the deduction of charges for any optional riders. This means that any positive ILO Credit will be reduced by those charges, and any negative ILO Credit will be increased by those charges.

Example: Subsequent Purchase Payments (Assuming No Withdrawals) Initial payment (received 12/1/2026) = $100,000

Index Linked Option = 100% allocated to the S&P 500® Cap Rate with 10% Buffer Starting Index Price (as of 12/1/2026) = 4,400

ILO Vintage 1 Investment Base = $100,000

Subsequent Payment (received 12/20/2026) = $25,000

Index Linked Option = 100% allocated to the S&P 500® Cap Rate with 10% Buffer Starting Index Price (as of 12/20/2026) = 4,315

ILO Vintage 2 Investment Base = $25,000

For Subsequent Terms, all Contract Value allocated to same ILO will be combined into one ILO Vintage and will receive the same starting Index Price determined on the Contract Anniversary that falls on the Term Start Date.

See INVESTING IN THE CONTRACT — INDEX-LINKED OPTION CREDIT FORMULA in the Statutory Prospectus for more information on how the Index Price is used to determine the Index Return and the ILO Credit.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

WITHDRAWALS AND SURRENDERS

Optional Withdrawals and Surrenders

You may, on or prior to your Annuity Date, withdraw a portion of the amount available under your Contract while the Owner (or Annuitant in the case of a Non-Natural Owner) is living and your Contract is in force. You may also make a full withdrawal of your entire Contract Value at any time, which is referred to as a “surrender,” and which will terminate your Contract. Withdrawals are not permitted after the Annuity Date. Withdrawals are generally not permitted until 30 calendar days after your Contract Issue Date; however, we are currently not enforcing this limitation.

You may request to withdraw a specific dollar amount or a specific percentage of your Contract Value. You may choose to make your withdrawal from specified Interest Crediting Options, or your entire Contract Value. If you do not specify the Interest Crediting Options, your withdrawal will typically be taken from all of your Interest Crediting Options proportionately on the date of the withdrawal. If Subsequent Purchase Payments are allocated to the ILOs in the first Contract Year, withdrawals will be taken on a First-In, First-Out (“FIFO”) basis during the initial ILO Term for purposes of interest calculations. For all Subsequent Terms, withdrawals will be taken from all of the Interest Crediting Options proportionately.

Each withdrawal must be at least $500. Pre-authorized withdrawals must be at least $500, except for pre-authorized withdrawals distributed by Electronic Funds Transfer (EFT), which must be at least $100. Upon taking a withdrawal, we will send you the amount of the net withdrawal, which is equal to the amount of the gross withdrawal requested, adjusted for any applicable surrender charge, taxes, and/or tax penalties. Upon making a surrender, we will send you your entire Cash Surrender Value. See FEES, CHARGES, AND ADJUSTMENTS in the Statutory Prospectus.

Amounts transferred or withdrawn from the Fixed Account Option may be delayed under extraordinary circumstances. See ADDITIONAL INFORMATION — TIMING OF PAYMENTS AND TRANSACTIONS in the Statutory Prospectus.

Distributions made due to divorce instructions or under Code Section 72(t)/72(q) (substantially equal periodic payments) are treated as withdrawals for Contract purposes and may result in a surrender charge assessment.

Amount Available for Withdrawal

The amount available for surrender or withdrawal is your Cash Surrender Value, which is your Contract Value at the end of the

Business Day on which your withdrawal or surrender request is effective, adjusted for any applicable rider charges, surrender charges, taxes, and/or tax penalties. The amount we send to you will be adjusted for any required or requested federal and state income tax withholding. Any amounts surrendered (including Free Look surrenders) or withdrawn (including RMDs, deductions for rider charges, withdrawals free of a surrender charge, and pre-authorized withdrawals) from an ILO Vintage during a Term will trigger an Interim Value Calculation and Adjustment. You may contact us at our Service Center to obtain your Interim Value(s) for any ILO Vintage in which you are invested prior to initiating a transaction, although your Interim Value(s) may change by the time a transaction is executed.

You assume investment risk on Purchase Payments in the ILOs. As a result, the amount available to you for withdrawal from any ILO Vintage may be more or less than the total Purchase Payments you have allocated to that ILO, or your Investment Base in the ILO Vintage. See PRINCIPAL RISKS OF INVESTING IN THE CONTRACT in the Statutory Prospectus.

Effective Date of Withdrawal Requests

Withdrawals and surrenders will be effective as of the end of the Business Day on which we receive the request In Proper Form. If you surrender your Contract, it will be terminated as of the effective date of the withdrawal. Withdrawal and surrender requests we receive before the close of the New York Stock Exchange, which usually closes at 4:00 p.m. Eastern Time, will be effective at the end of the same Business Day that we receive them In Proper Form unless the transaction or event is scheduled to occur on another Business Day. Withdrawal and surrender requests received after the close of the New York Stock Exchange will be effective on the following Business Day. We will normally send the proceeds within 7 calendar days after your request is effective. See ADDITIONAL INFORMATION — TIMING OF PAYMENTS AND TRANSACTIONS in the Statutory Prospectus. If a Purchase Payment is made by check and you submit a withdrawal request immediately afterwards, we may hold the check and the payment of any withdrawal or surrender proceeds may be delayed until we receive confirmation in our Service Center that your check has cleared. In general, a delay of the payment of withdrawal or surrender proceeds during the check hold period will not exceed ten Business Days after we receive your withdrawal or surrender request In Proper Form. If we delay the payment of withdrawal or surrender proceeds during the check hold period, we will calculate the value of your withdrawal or surrender proceeds as of the end of the Business Day we received your withdrawal or surrender request In Proper Form.

Withdrawals Free of a Surrender Charge

Subject to the provisions described above, each Contract Year during the surrender charge period you may withdraw a portion of your Contract Value without incurring a surrender charge. This amount is referred to as the “free withdrawal amount.” While the Contract is in the surrender charge period, the free withdrawal amount in each Contract Year is equal to 10% of the aggregate Purchase Payments. Any eligible portion of the annual free withdrawal amount not withdrawn during a Contract Year may not be carried over to the next Contract Year. The annual free withdrawal amount may trigger an Interim Value Calculation and Adjustment, premium taxes and/or other taxes, including federal income tax on its taxable portion, and may be subject to a tax penalty of 10% if the investor has not reached age 59 1/2 .

Pre-Authorized Withdrawals

If your Contract Value is at least $5,000, you may select pre-authorized withdrawals any time before your Annuity Date. You may choose monthly, quarterly, semi-annual or annual withdrawals. Each withdrawal must be for at least $500, except for withdrawals distributed by Electronic Funds Transfer (EFT), which must be at least $100. Each pre-authorized withdrawal may also be subject to surrender charges, premium taxes and/or other taxes, federal income tax on its taxable portion, and may be subject to a tax penalty of 10% if you have not reached age 591∕2. Pre-authorized withdrawals will trigger an Interim Value Calculation and Adjustment if withdrawn from the ILO Vintages before the end of a Term. Pre-authorized withdrawals cannot be used to continue the Contract beyond the Annuity Date. See FEDERAL TAX ISSUES and THE GENERAL ACCOUNT in the Statutory Prospectus. If you intend to take ongoing systematic withdrawals, you should consult with a financial professional to discuss any adverse impact of such ongoing withdrawals and whether this Contract is appropriate for you.

Tax Consequences of Withdrawals

All withdrawals, including pre-authorized withdrawals, will generally have federal income tax consequences, which could include federal income tax on the taxable portion, and a tax penalty of 10% if you have not reached age 591∕2. You should consult with a qualified tax advisor before making any withdrawal or selecting the pre- authorized withdrawal option. See FEDERAL TAX ISSUES — 10% Tax Penalty Applicable to Certain Withdrawals and Annuity Payments in the Statutory Prospectus.

EFFECT OF WITHDRAWALS AND SURRENDERS

All withdrawals will reduce your Contract Value and death benefit. The reduction may be significant, and may be more than the amount of the withdrawal. All withdrawals may also affect the availability of the ROP Death Benefit Rider, perhaps significantly, and/or could terminate the benefit if the Contract Value is reduced to zero.

Withdrawals and Surrenders from the Fixed Account

Withdrawals from the Fixed Account Option will reduce the Fixed Account Option Value by the amount requested on a dollar- for-dollar basis. Withdrawals and surrenders from the Fixed Account may be subject to surrender charges, taxes, and tax penalties. Any applicable surrender charge, taxes, and tax penalties will be deducted from the amount you receive from a withdrawal or surrender. Certain transactions are not subject to surrender charges. See FEES, CHARGES, AND ADJUSTMENTS in the Statutory Prospectus for more information.

Surrenders from the Fixed Account Option are subject to the Fixed Account Option Guaranteed Minimum Surrender Value, as required by state law. The Fixed Account Option Guaranteed Minimum Surrender Value is equal to all amounts allocated to the Fixed Account Option multiplied by 87.5%, adjusted for any withdrawals or transfers from the Fixed Account Option, then accumulated at the non-forfeiture rate, which ranges from 0.15% to 3.00% depending on the applicable state law. See APPENDIX E: STATE VARIATIONS in the Statutory Prospectus for more information. If necessary to meet this minimum, charges will be waived.

Withdrawals and Surrenders from the ILOs

Withdrawals (including RMDs, free withdrawal amounts, pre-authorized withdrawals, and rider charges) from an ILO Vintage on the Contract Anniversary corresponding with the Term End Date will reduce the Investment Base by the dollar amount requested after the ILO Credit is applied. If you surrender the Contract Value in the ILO Vintages on the Term End Date, you will receive the entire ILO Value. Any applicable surrender charge, taxes, and tax penalties will be deducted from the amount you receive from the withdrawal or surrender.

If you take a surrender (including Free Look surrenders) or withdrawal (including RMDs, free withdrawal amounts, pre- authorized withdrawals, and rider charges) from an ILO Vintage during a Term, the withdrawal will trigger an Interim Value Calculation to your ILO Value. The Interim Value calculated could be less than your investment in the ILO Vintage even if the Index is performing positively, and may be less than the amount you would receive had you held the investment until the end of the Term after the application of the Protection Level. This means that there could be significantly less money available under your Contract for a surrender or withdrawal during the Term. Withdrawals or surrenders that are based on ILO Interim Value(s) could result in the loss of your principal investment and previously credited Contract earnings, and in extreme circumstances such losses could be as high as 100%. The maximum loss would only occur in extreme circumstances upon a withdrawal or surrender of your ILO Value during the Term. A withdrawal will reduce your Interim Value by the amount requested and will reduce your Investment Base in the ILO Vintage, Annual Period Value (when applicable), and the death benefit by the same proportion that the Interim Value is reduced by the withdrawal (an Interim Value Adjustment). Any applicable surrender charge, taxes, and tax penalties will be deducted from the amount you receive from a withdrawal or surrender. The resulting reduction in your Investment Base, Annual Period Value, and death benefit may be more than the amount of the withdrawal and may be significant, and will reduce your Investment Base and Annual Period Value for the remainder of the Term. Amounts withdrawn or surrendered will not receive an ILO Credit.

A reduction in your Interim Value will cause your ILO Value for the remainder of the Term to be lower than if you did not take the withdrawal. Withdrawals based on Interim Value may significantly reduce the value of any gains credited at the end of the Term because the dollar amount of the ILO Credit is calculated based on the Investment Base, which will be reduced proportionately by the withdrawal. Withdrawals will also reduce the Annual Period Value proportionally and may significantly reduce the value of any ILO Credit on the Term End Date. Neither the Protection Level nor the Crediting Strategy will be applied to the Interim Value. The Interim Value Calculation and Adjustment could result in a loss, and this loss may be greater than the loss that would be incurred on the Term End Date after the application of the Protection Level. The Interim Value Calculation and Adjustment could also result in lower gain than would be credited on the Term End Date after the application of the Crediting Strategy. All withdrawals (including guaranteed withdrawal amounts) taken from the ILOs before the end of a Term under the GLWB Rider will be based on Interim Value(s), which could result in significant losses. All withdrawals based on Interim Values will also affect the availability of the ROP Death Benefit Rider, perhaps significantly, and/or could terminate the benefit if the Contract is reduced to zero.

Please note that the Contract permits ongoing withdrawals and deductions from the ILO Vintages prior to the Term End Dates, such as guaranteed withdrawal amounts under the GLWB Rider, rider charges, systematic withdrawals, and/or required minimum distributions. These withdrawals and deductions may have an adverse effect on the values and benefits under your Contract. If you intend to take ongoing withdrawals or elect optional features with ongoing deductions, you should consult with a financial professional to discuss any potential adverse impact of such ongoing withdrawals and deductions and whether this Contract is appropriate for you.

You may contact us at our Service Center to obtain your Interim Value(s) for any ILO Vintage in which you are invested prior to initiating a transaction, although your Interim Value(s) may change by the time the transaction is executed. To avoid an Interim Value Calculation and Adjustment to your ILO Value, you should schedule withdrawals and other transactions to fall on Term End Dates.

Withdrawals Under the Performance Lock

While you may still exercise the Performance Lock feature after taking a withdrawal, because your Interim Value for the remainder of the Term will generally be lower than if you did not take a withdrawal, the Interim Value that you are able to lock-in with the Performance Lock feature will likely be lower than the Interim Value that would have been possible had you not taken the withdrawal. Withdrawals from the locked-in amount are not subject to an Interim Value Calculation and will not result in an Interim Value Adjustment to the Investment Base or death benefit, but are subject to applicable surrender charges, taxes, and tax penalties. Withdrawals will reduce the locked-in value by the amount requested. Any applicable surrender charge, taxes, and tax penalties will adjust the amount you receive from the withdrawal. See PERFORMANCE LOCK in the Statutory Prospectus for more information.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees, expenses, and adjustments that you will pay when buying, owning, and surrendering or making withdrawals from an Interest Crediting Option or from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you surrender or make withdrawals from an Interest Crediting Option or from the Contract. State premium taxes may also be deducted.

TRANSACTION EXPENSES

Maximum Surrender Charge(1)

 (as a percentage of the amount surrendered or withdrawn) . . . . . . .. . . . . . . . .. . . . . . . . . . . . . . . . . . . . .7%

(1) The surrender charge applies to withdrawals and surrenders in excess of the annual 10% free withdrawal amount during the first 6 Contract Years. Withdrawals and surrenders that are not subject to a surrender charge may still be subject to an Interim Value Calculation and Adjustment if withdrawn from the ILO Vintages during a Term, taxes, and tax penalties. See FEES, CHARGES, AND ADJUSTMENTS for a list of withdrawals and surrenders that will not be subject to a surrender charge. The surrender charge declines to zero over the surrender charge period according to the following schedule:

Contract Year		Surrender Charge Percentage
Contract Year 1	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7%
Contract Year 2	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7%
Contract Year 3	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6%
Contract Year 4	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5%
Contract Year 5	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	4%
Contract Year 6	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3%
Contract Year 7+	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	0%

The next table describes the adjustments, in addition to any transaction expenses, that apply if all or a portion of the Contract Value is removed from an Interest Crediting Option or from the Contract before the expiration of a specified period.

ADJUSTMENTS

Interim Value Calculation and Adjustment Maximum Potential Loss(1)

(as a percentage of your investment in the ILO Vintage) 100%

(1) An Interim Value Calculation and Adjustment will apply to your ILO Value upon any surrender (including Free Look surrenders), withdrawal (including RMDs, free withdrawal amounts, pre-authorized withdrawals, and rider charges), Performance Lock, death benefit payment, and annuitization of the Contact if value is taken from the ILO Vintage before the Term End Date. See FEES, CHARGES, AND ADJUSTMENTS for more information. The maximum loss would occur under extreme circumstances upon a withdrawal or surrender.

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract. If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

ANNUAL CONTRACT EXPENSES

Optional Benefit Expenses

Optional Benefit	Maximum Charge
Return of Purchase Payments Death Benefit Rider. .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1.50%(1)

(1)As a percentage of your Contract Value deducted each Contract Anniversary.

In addition to the fees described above, we limit the amount you can earn on the ILOs. This means your returns may be lower than the Index’s returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses.

APPENDIX A: INTEREST CREDITING OPTIONS AVAILABLE UNDER THE CONTRACT

Index-Linked Options

The following is a list of ILOs currently available under the Contract. We may change the features of the ILOs listed below (including the Index and the current limits on Index gains and losses), offer new ILOs, and terminate existing ILOs. We will provide you with written notice before making any changes other than changes to current limits on Index gains. Information about current limits on Index gains is available at www.pacificliferates.com. For additional information about the features of the ILOs, please see INVESTING IN THE CONTRACT.

Certain ILOs may vary or may not be available depending on the broker-dealer through which the Contract is sold. See APPENDIX E: FINANCIAL INTERMEDIARY VARIATIONS in this Prospectus for more information.

Note: If amounts are removed from an ILO Vintage before the end of a Term, we will apply a Contract adjustment. This may result in a significant reduction in your Contract Value that could exceed any protection from Index loss that would be in place if you held the ILO Vintage until the end of the Term. For additional information, please see FEES, CHARGES, AND ADJUSTMENTS.

Index(1)	Type of Index	Term	Crediting Strategy	Current Limit on Index Loss (if held until the end of the Term)	Minimum Limit on Index Gain (for life of the ILO)
S&P® 500	Market index	1 Year	Cap Rate with Participation Rate	10% Buffer	2% Cap Rate 100% Participation Rate
S&P® 500	Market index	1 Year	Cap Rate with Participation Rate	15% Buffer	2% Cap Rate 100% Participation Rate
S&P® 500	Market index	1 Year	Cap Rate with Participation Rate	100% Buffer	2% Cap Rate 100% Participation Rate
S&P® 500	Market index	1 Year	Cap Rate	10% Dual Direction Buffer	2% Cap Rate
S&P® 500	Market index	1 Year	Cap Rate	15% Dual Direction Buffer	2% Cap Rate
S&P® 500	Market index	2 Year	Cap Rate with Participation Rate	10% Buffer	4% Cap Rate 100% Participation Rate
S&P® 500	Market index	2 Year	Cap Rate with Participation	20% Buffer	4% Cap Rate

Index(1)	Type of Index	Term	Crediting Strategy	Current Limit on Index Loss (if held until the end of the Term)	Minimum Limit on Index Gain (for life of the ILO)
			Rate		100% Participation Rate
S&P® 500	Market index	3 Year	Cap Rate with Participation Rate	10% Buffer	6% Cap Rate 100% Participation Rate
S&P® 500	Market index	3 Year	Cap Rate with Participation Rate	20% Buffer	6% Cap Rate 100% Participation Rate
S&P® 500	Market index	6 Year	Cap Rate with Participation Rate	15% Buffer	12% Cap Rate 100% Participation Rate
S&P® 500	Market index	6 Year	Cap Rate with Participation Rate	20% Buffer	12% Cap Rate 100% Participation Rate
S&P® 500	Market index	6 Year	Cap Rate with Participation Rate	100% Buffer	12% Cap Rate 100% Participation Rate
S&P® 500	Market index	6 Year	Cap Rate	10% Dual Direction Buffer	12% Cap Rate
S&P® 500	Market index	6 Year	Cap Rate	15% Dual Direction Buffer	12% Cap Rate
S&P® 500	Market index	6 Year	Cap Rate	20% Dual Direction Buffer	12% Cap Rate
S&P® 500	Market index	6 Year	Tiered Participation Rate with Cap Rate	10% Buffer	12% Cap Rate 100% for Tier One; 100% for Tier Two
S&P® 500	Market index	6 Year	SecureCap	10% Buffer	2% Cap Rate
Invesco QQQ ETF	ETF	1 Year	Cap Rate with Participation Rate	10% Buffer	2% Cap Rate 100% Participation Rate
Invesco QQQ ETF	ETF	1 Year	Cap Rate with Participation Rate	15% Buffer	2% Cap Rate 100% Participation Rate
Invesco QQQ ETF	ETF	1 Year	Cap Rate with Participation Rate	100% Buffer	2% Cap Rate 100% Participation Rate
Invesco QQQ ETF	ETF	1 Year	Cap Rate	10% Dual Direction Buffer	2% Cap Rate
Invesco QQQ ETF	ETF	1 Year	Cap Rate	15% Dual Direction Buffer	2% Cap Rate
Invesco QQQ ETF	ETF	2 Year	Cap Rate with Participation Rate	10% Buffer	4% Cap Rate 100% Participation Rate
Invesco QQQ ETF	ETF	2 Year	Cap Rate with Participation Rate	20% Buffer	4% Cap Rate 100% Participation Rate
Invesco QQQ ETF	ETF	3 Year	Cap Rate with Participation Rate	10% Buffer	6% Cap Rate 100% Participation Rate
Invesco QQQ ETF	ETF	3 Year	Cap Rate with Participation Rate	20% Buffer	6% Cap Rate 100% Participation Rate
Invesco QQQ ETF	ETF	6 Year	Cap Rate with Participation	15% Buffer	12% Cap Rate

Index(1)	Type of Index	Term	Crediting Strategy	Current Limit on Index Loss (if held until the end of the Term)	Minimum Limit on Index Gain (for life of the ILO)
			Rate		100% Participation Rate
Invesco QQQ ETF	ETF	6 Year	Cap Rate with Participation Rate	20% Buffer	12% Cap Rate 100% Participation Rate
Invesco QQQ ETF	ETF	6 Year	Cap Rate with Participation Rate	100% Buffer	12% Cap Rate 100% Participation Rate
Invesco QQQ ETF	ETF	6 Year	Cap Rate	10% Dual Direction Buffer	12% Cap Rate
Invesco QQQ ETF	ETF	6 Year	Cap Rate	15% Dual Direction Buffer	12% Cap Rate
Invesco QQQ ETF	ETF	6 Year	Cap Rate	20% Dual Direction Buffer	12% Cap Rate
Invesco QQQ ETF	ETF	6 Year	Tiered Participation Rate with Cap Rate	10% Buffer	12% Cap Rate 100% for Tier One; 100% for Tier Two
Invesco QQQ ETF	ETF	6 Year	SecureCap	10% Buffer	2% Cap Rate
MSCI EAFE	Market index	1 Year	Cap Rate with Participation Rate	10% Buffer	2% Cap Rate 100% Participation Rate
MSCI EAFE	Market index	1 Year	Cap Rate with Participation Rate	15% Buffer	2% Cap Rate 100% Participation Rate
MSCI EAFE	Market index	1 Year	Cap Rate with Participation Rate	100% Buffer	2% Cap Rate 100% Participation Rate
MSCI EAFE	Market index	1 Year	Cap Rate	10% Dual Direction Buffer	2% Cap Rate
MSCI EAFE	Market index	1 Year	Cap Rate	15% Dual Direction Buffer	2% Cap Rate
MSCI EAFE	Market index	6 Year	Cap Rate with Participation Rate	15% Buffer	12% Cap Rate 100% Participation Rate
MSCI EAFE	Market index	6 Year	Cap Rate with Participation Rate	20% Buffer	12% Cap Rate 100% Participation Rate
MSCI EAFE	Market index	6 Year	Cap Rate with Participation Rate	100% Buffer	12% Cap Rate 100% Participation Rate
MSCI EAFE	Market index	6 Year	Cap Rate	10% Dual Direction Buffer	12% Cap Rate
MSCI EAFE	Market index	6 Year	Cap Rate	15% Dual Direction Buffer	12% Cap Rate
MSCI EAFE	Market index	6 Year	Cap Rate	20% Dual Direction Buffer	12% Cap Rate
MSCI EAFE	Market index	6 Year	Tiered Participation Rate with Cap Rate	10% Buffer	12% Cap Rate 100% for Tier One; 100% for Tier Two
MSCI EAFE	Market index	6 Year	SecureCap	10% Buffer	2% Cap Rate
iShares® Russell 2000 ETF	ETF	1 Year	Cap Rate with Participation Rate	10% Buffer	2% Cap Rate 100% Participation Rate
iShares® Russell 2000 ETF	ETF	1 Year	Cap Rate with Participation Rate	15% Buffer	2% Cap Rate 100% Participation Rate
iShares® Russell 2000 ETF	ETF	1 Year	Cap Rate with Participation Rate	100% Buffer	2% Cap Rate 100% Participation Rate

Index(1)	Type of Index	Term	Crediting Strategy	Current Limit on Index Loss (if held until the end of the Term)	Minimum Limit on Index Gain (for life of the ILO)
iShares® Russell 2000 ETF	ETF	1 Year	Cap Rate	10% Dual Direction Buffer	2% Cap Rate
iShares® Russell 2000 ETF	ETF	1 Year	Cap Rate	15% Dual Direction Buffer	2% Cap Rate
iShares® Russell 2000 ETF	ETF	6 Year	Cap Rate with Participation Rate	15% Buffer	12% Cap Rate 100% Participation Rate
iShares® Russell 2000 ETF	ETF	6 Year	Cap Rate with Participation Rate	20% Buffer	12% Cap Rate 100% Participation Rate
iShares® Russell 2000 ETF	ETF	6 Year	Cap Rate with Participation Rate	100% Buffer	12% Cap Rate 100% Participation Rate
iShares® Russell 2000 ETF	ETF	6 Year	Cap Rate	10% Dual Direction Buffer	12% Cap Rate
iShares® Russell 2000 ETF	ETF	6 Year	Cap Rate	15% Dual Direction Buffer	12% Cap Rate
iShares® Russell 2000 ETF	ETF	6 Year	Cap Rate	20% Dual Direction Buffer	12% Cap Rate
iShares® Russell 2000 ETF	ETF	6 Year	Tiered Participation Rate with Cap Rate	10% Buffer	12% Cap Rate 100% for Tier One; 100% for Tier Two
iShares® Russell 2000 ETF	ETF	6 Year	SecureCap	10% Buffer	2% Cap Rate
First Trust Growth Strength Net Fee Index(2)	Market index	1 Year	Cap Rate with Participation Rate	10% Buffer	2% Cap Rate 100% Participation Rate
First Trust Growth Strength Net Fee Index(2)	Market index	1 Year	Cap Rate with Participation Rate	15% Buffer	2% Cap Rate 100% Participation Rate
First Trust Growth Strength Net Fee Index(2)	Market index	1 Year	Cap Rate with Participation Rate	100% Buffer	2% Cap Rate 100% Participation Rate
First Trust Growth Strength Net Fee Index(2)	Market index	6 Year	Cap Rate with Participation Rate	15% Buffer	12% Cap Rate 100% Participation Rate
First Trust Growth Strength Net Fee Index(2)	Market index	6 Year	Cap Rate with Participation Rate	20% Buffer	12% Cap Rate 100% Participation Rate
First Trust Growth Strength Net Fee Index(2)	Market index	6 Year	Cap Rate with Participation Rate	100% Buffer	12% Cap Rate 100% Participation Rate
First Trust Growth Strength Net Fee Index(2)	Market index	6 Year	Tiered Participation Rate with Cap Rate	10% Buffer	12% Cap Rate 100% for Tier One; 100% for Tier Two
Combined S&P 500®, iShares® Russell 2000 ETF, and MSCI EAFE	Market indexes and ETF	6 Year	Performance Mix with Participation Rate and Cap Rate	10% Buffer	12% Cap Rate 100% Participation Rate

(1) Each Index is a price return index, not a total return index, and therefore does not reflect dividends paid on the securities composing the Index. This will reduce the Index Return and will cause the Index to underperform a direct investment in the securities composing the Index.

(2) The First Trust Growth Strength Net Fee Index deducts 0.65% in fees and costs when calculating Index performance, which will reduce the Index Return and cause the Index to underperform a direct investment in the securities composing the Index.

If an investor executes Performance Lock, the investor will not earn Index interest, but the Company will credit a Performance Lock Rate until the next Contract Anniversary, subject to a 0.05% minimum guarantee.

The 1-year S&P 500® with Cap Rate with Participation Rate and 10% Buffer ILO will always be available under your Contract (in addition to the Fixed Account). In the future, this means that we may not offer ILOs with any other Protection Level other than a 10% Buffer and any other Crediting Strategy other than a Cap Rate. We do not guarantee a minimum Dual Direction Buffer Rate, and we do not guarantee that we will always offer ILOs with a Dual Direction Buffer. In the future, any ILOs we offer (in addition to the 1-year S&P 500® with Cap Rate with Participation Rate with 10% Buffer ILO) will always have some level of downside protection, but we do not guarantee a minimum level.

The Minimum Limit on Index Gain for Cap Rate with Participation Rate strategy is 2% for a 1-year ILO, 4% for a 2-year ILO, 6% for a 3-year ILO, and 12% for a 6-year ILO, each with a 100% minimum Participation Rate. The Minimum Limit on Index Gain for the SecureCap strategy is 2% for a 6-year ILO. The Minimum Limits on Index Gain for the Performance Mix strategy are 50% for the Index with the highest return, 30% for the Index with the next best return, and 20% for the Index with the lowest return, 100% for the Participation Rate and 12% for the Cap Rate. The Minimum Limits on Index Gain for the Tiered Participation Rate with Cap Rate strategy are 100% for Tier 1 & Tier 2 Participation Rates and 12% for the Cap Rate.

Fixed Options

The following lists the Fixed Account Option currently available under the Contract. We may change the features of the Fixed Account Option listed below, or offer new fixed options. We will provide you with written notice before doing so. See INVESTING IN THE CONTRACT — FIXED ACCOUNT OPTION for more information.

Name	Term	Minimum Guaranteed Interest Rate
Fixed Account Option	1-year	0.50%

This Summary Prospectus incorporates by reference the prospectus and Statement of Additional Information for the Contract, both dated [ , 2026], as supplemented. The SAI may be obtained, free of charge, in the same manner as the prospectus.

EDGAR Contract Identifier: [ ]